2553 DULLES VIEW DRIVE, HERNDON, VIRGINIA
DEED OF LEASE
BETWEEN
SP HERNDON DEVELOPMENT, LP,
as Landlord
AND
GTSI CORP.,
as Tenant
Dated: December  _____  , 2007

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DEED OF LEASE
THIS DEED OF LEASE (this “Lease”) is made as of December  _____  , 2007 (the “Effective Date”), between SP HERNDON DEVELOPMENT, LP, a Delaware limited partnership, having an address at c/o Fifield Realty Corp., 550 West Adams Street, Suite 200, Chicago, Illinois 60661 (“Landlord”), and GTSI CORP., a Delaware corporation, having an address at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151, (“Tenant”), for space in the eight (8) story office building at 2553 Dulles View Drive, Herndon, Virginia (such building, including the land upon which the building thereon is situated, being herein referred to as the “Building”). The Building is part of a complex consisting of the Building, a similar eight (8) story office building known as 2551 Dulles View Drive (the “North Building”) and an atrium connecting both such buildings (collectively, the “Complex”). The following schedule (the “Schedule”) sets forth certain basic terms of this Lease:
SCHEDULE

1.	Premises:	A)	Approximately 91,967 rentable square feet consisting of all of floors 8, 7, 6 and 5 and approximately 12,276 rentable square feet on floor 1 of the Building (subject to Section 1B below)

		B)	Approximately 104,243 rentable square feet
Base Rent:

Lease Year	2. Annual Base Rent	3. Monthly Base Rent
1	$3,648,504.96	$304,042.08
2	3,739,717.68	311,643.14
3	3,833,210.52	319,434.21
4	3,929,040.84	327,420.07
5	4,027,266.84	335,605.57
6	4,127,948.52	343,995.71
7	4,231,147.20	352,595.60
8	4,336,925.88	361,410.49
9	4,445,349.12	370,445.76
10	4,556,482.80	379,706.90

4.	Tenant’s Proportionate Share:		29.1778%
5.	Base Year:		2009
6.	Security Deposit:	A letter of credit in the amount of $2,432,336.64
7.	Target Commencement Date:		December 1, 2008
8.	Rent Commencement Date:		June 1, 2009
9.	Scheduled Expiration Date:		May 31, 2019
10.	Brokers:	A) Landlord’s Broker:	CB Richard Ellis, Inc.
		B) Tenant’s Broker:	Cushman & Wakefield of Virginia, Inc.

1. DEMISE AND TERM.
A. Premises and Term.
Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) described in Item 1 of the Schedule and shown on the plan attached hereto as Exhibit A, subject to the covenants and conditions set forth in this Lease, for a term (the “Term”) commencing on the date (the “Commencement Date”) Landlord delivers possession of the Premises to Tenant with Landlord’s Work and Tenant’s Work (as such terms are defined in the Work Letter Agreement attached hereto as Exhibit C (the “Work Letter”)) substantially completed, and expiring on May 31, 2019 (the “Expiration Date”), unless otherwise extended as provided in Section 32 below. For purposes of this Lease, the term “Lease Year” shall mean the twelve (12) month period beginning on the Rent Commencement Date described in Item 8 of the schedule and each consecutive twelve (12) calendar month period thereafter which falls in whole or in part during the Term. Tenant shall complete and furnish to Landlord, on or before occupancy of the Premises, the Suite Acceptance Agreement attached hereto as Exhibit D, which shall acknowledge the Commencement Date, the Rent Commencement Date and the Expiration Date. Paragraph 1 of the Work Letter sets forth Landlord’s liability and Tenant’s remedies for any delay in completion of Landlord’s Work (as defined in the Work Letter).
B. Fourth Floor Space.
Not later than four (4) months after the Effective Date, Tenant shall notify Landlord whether Tenant elects to lease additional space on the fourth floor of the Building upon all of the same terms and conditions as Tenant’s lease of the Premises described in Item 1 of the Schedule. If Tenant elects to lease such additional space, Tenant must lease a minimum of 5,757 rentable square feet and the configuration of both that part of the Premises on the fourth floor of the Building and any remaining portion of said floor shall be capable of satisfying all applicable building codes and shall otherwise be in a reasonably marketable configuration, which shall include a reasonable portion of the window lines and reasonable access to the elevator lobbies. If Tenant elects to lease such additional space on the fourth floor of the Building, Landlord and Tenant shall promptly enter into an amendment to this Lease reflecting such additional portion of the fourth floor included in the Premises and adjusting the amounts of Base Rent, Tenant’s Proportionate Share, the Security Deposit and Landlord’s Contribution (as all such terms are defined herein) accordingly. If Tenant leases less than all of the fourth floor of the Building, Landlord shall be responsible, at its expense, for constructing the common corridor on such floor. The leasehold improvements required to prepare such additional space for Tenant’s occupancy shall be prepared in accordance with the Work Letter. The amount of the Rentable Area (as hereinafter defined) to be initially leased by Tenant, as expressly set forth in Item 1B of the Schedule, as such amount may be increased pursuant to this Section 1B, is hereinafter referred to as the “Initial Rentable Area.”

2. RENT.
A. Definitions.
For purposes of this Lease, the following terms shall have the following meanings:
(i) “Controllable Expenses” shall mean only those items of Expenses (as hereinafter defined) where the cost or expense thereof shall be within the reasonable ability of Landlord to control. Controllable Expenses shall include specifically, but not be limited to, management fees and general administrative expenses and window washing charges, elevator maintenance charges, pest control charges, landscaping charges and marble and metal maintenance charges (but not to the extent such charges are affected by the non-controllable elements listed in the immediately following sentence). Specifically excluded from Controllable Expenses, without limitation, are the costs and expenses of electricity, fuels and insurance, the wages of union employees (and the costs and expenses of independent contractors who employ union employees), costs and expenses of snow-removal and other weather-dependent items and costs and expenses of security services, facilities and equipment commensurate with the security services, facilities and equipment provided in Class A office buildings in the Reston/Herndon, Virginia submarket. Such limitation on Controllable Expenses shall apply only to Controllable Expenses and not to other items of Expenses or Taxes (as hereinafter defined) and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Rent other than the Controllable Expenses component of Adjustment Rent (as hereinafter defined).
(ii) “Expenses” shall mean all expenses, costs and disbursements (other than Taxes) paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, replacement and repair of the Complex. Expenses shall not include: (a) costs of tenant alterations; (b) costs of capital improvements, repairs and replacements (except for costs of any capital improvements (1) made or installed (or service agreement or lease entered into) for the purpose of reducing Expenses or improving the operating efficiency of any system within the Complex, but only to the extent of actual reductions or improvement(s) to efficiencies during the Term, or (2) made or installed pursuant to governmental requirement or insurance requirement first applicable after the date of this Lease, which costs shall be amortized by Landlord over the useful life of the improvement in accordance with sound accounting and management principles); (c) interest and principal payments on mortgages (except interest on the cost of any capital improvements for which amortization may be included in the definition of Expenses) or any rental payments on any ground leases (except for rental payments which constitute reimbursement for Taxes and Expenses); (d) advertising expenses and leasing commissions; (e) management fees in excess of three percent (3%) of the gross revenues from the Complex; (f) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise, except through Adjustment Rent; (g) the cost of any kind of service furnished to any other tenant in the Complex which Landlord does not generally make available to all tenants in the Complex; (h) legal expenses for negotiating leases, disputes with tenants (except for reasonable attorneys’ fees in connection with enforcing Landlord’s written rules and regulations), legal and auditing fees, other than those legal and auditing fees necessarily and reasonably incurred in connection with the maintenance and operation of the Complex, and legal or accounting fees incurred in connection with any debt or equity financing of all or any portion of the Complex; (i) salaries, wages, or other compensation paid to employees of any property management organization above the level of property manager, or its equivalent; (j) costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date of this Lease; (k) depreciation of any portion of the Building or Complex; (l) interest, late charges or penalties payable by Landlord due to Landlord’s failure to make timely payment of any Taxes or other payments; (m) costs associated with the operation of the business of the ownership or entity that constitutes “Landlord,” as distinguished from the cost of Complex operations; (n) bad debt loss, rent loss, or reserves for such losses (except for the premiums, if any, for rent loss insurance); (o) costs incurred to correct construction defects in the initial construction of the Building or Complex; and (p) executive salaries and bonuses paid to any Landlord employees to the extent not directly involved in the day to day operations of the Complex. Expenses shall be determined on an accrual basis.
(iii) “Rent” shall mean Base Rent, Adjustment Rent and any other sums or charges due by Tenant hereunder.
(iv) “Rentable Area” of any part of the Complex (e.g., the Premises, any expansion space or the entire Complex) shall be determined pursuant to the Standard Method for Measuring Floor Area in Office Buildings published by Building Owners and Managers Association International, ANSI/BOMA Z65.1-1996.
(v) “Taxes” shall mean all taxes, assessments and fees levied upon the Complex, the property of Landlord located therein or the rents collected therefrom, by any governmental entity based upon the ownership, leasing, renting or operation of the Complex, including all reasonable costs and expenses of protesting any such taxes, assessments or fees. Taxes shall not include any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity, in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. For the purposes of determining Taxes for any given year, the amount to be included for such year (a) from special assessments payable in installments shall be the amount of the installments (and any interest) due and payable during such year, and (b) from all other Taxes shall be the amount assessed and payable for such year.

(vi) “Tenant’s Proportionate Share” shall mean the percentage set forth in Item 4 of the Schedule which has been determined by dividing the Rentable Area of the Premises (i.e., the number of rentable square feet stated in Item 1B of the Schedule) by the Rentable Area of the Complex (i.e., 357,268 square feet).
B. Components of Rent.
Tenant agrees to pay the following amounts to Landlord at Landlord’s office at the Complex or at such other place as Landlord designates:
(i) From and after the Rent Commencement Date, base rent (“Base Rent”) to be paid in monthly installments in the amount set forth in Item 3 of the Schedule in advance on or before the first day of each month of the Term without demand.
(ii) From and after the first anniversary of the Rent Commencement Date, adjustment rent (“Adjustment Rent”) in an amount equal to Tenant’s Proportionate Share of (a) the amount by which the Expenses for each calendar year exceed the Expenses for the Base Year (as defined in Item 5 of the Schedule); and (b) the amount by which the Taxes for each calendar year exceed the Taxes for the Base Year. Prior to each calendar year, or as soon thereafter as reasonably possible, Landlord shall estimate the amount of Adjustment Rent due for such year, and Tenant shall pay Landlord one-twelfth (1/12th) of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord whenever it obtains information relevant to making such estimate more accurate (but not more than twice per year). After the end of each calendar year, Landlord shall deliver to Tenant a reconciliation statement setting forth the actual Expenses and Taxes for such calendar year, the amount by which such Expenses and Taxes exceeded the Expenses and Taxes for the Base Year and statements of the amount of Adjustment Rent that Tenant has paid and is payable for such year (Landlord may issue separate reports and statements for Expenses and Taxes or, at its option, may issue a combined report and statement) (Landlord shall use reasonable efforts to deliver such report for a calendar year by April 30 of the following year). Within thirty (30) days after receipt of such report, Tenant shall pay to Landlord the amount of Adjustment Rent due for such calendar year minus any payments of Adjustment Rent made by Tenant for such year. If Tenant’s estimated payments of Adjustment Rent exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or promptly refund such excess to Tenant if the Term has already expired, provided Tenant is not then in Default hereunder, in either case without interest to Tenant.
C. Payment of Rent.
The following provisions shall govern the payment of Rent: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar month, respectively, the Monthly Base Rent for the month in which this Lease so begins or ends shall be prorated; if this Lease commences or ends on a day other than the first day or last day of a calendar year, respectively, the Adjustment Rent for the year in which this Lease so begins or ends shall be prorated and the monthly installments shall be adjusted accordingly; (ii) all Rent shall be paid to Landlord without offset or deduction, except as otherwise expressly set forth herein, and the covenant to pay Rent shall be independent of every other covenant in this Lease; (iii) if during all or any portion of any year at least 95% of the rentable area of the Complex is not fully rented and occupied, Landlord shall make an appropriate adjustment of Expenses for such year to determine the Expenses that would have been paid or incurred by Landlord had the rentable area of the Complex been 95% rented and occupied for the entire year with all tenants paying full rent and the amount so determined shall be deemed to have been the Expenses for such year. If during all or any portion of any year the Complex is not fully assessed for purposes of determining Taxes, Landlord shall make an appropriate adjustment of Taxes for such year to determine the Taxes that would have been paid had the Complex been fully assessed for the entire year and the amount so determined shall be deemed to have been the Taxes for such year; (iv) any sum due from Tenant to Landlord which is not paid when due shall bear interest from the date due until the date paid at an annual rate equal to the Prime Rate plus 2% (the “Prime Rate” shall mean the rate then most recently published in the Wall Street Journal as the “Prime Rate” or, if the Wall Street Journal no longer publishes such information, a comparable source reasonably selected by Landlord), but in no event higher than the maximum rate permitted by law (the “Default Rate”); and, in addition, Tenant shall pay Landlord a late charge for any Rent payment which is paid more than five (5) business days after its due date equal to 5% of such payment (provided Tenant shall not be liable for such 5% late charge the first two (2) times Tenant fails to timely pay Rent when due in any calendar year unless, with respect to each such incidence, such failure continues for more than five (5) days after written notice); (v) if changes are made to this Lease or the Complex changing the number of square feet contained in the Premises or in the Complex, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share; (vi) Tenant shall have the right, upon reasonable prior written notice to Landlord, to inspect Landlord’s accounting records relative to Expenses and Taxes during normal business hours at any time within one hundred eighty (180) days following the furnishing to Tenant of the annual statement of Adjustment Rent; and, unless Tenant shall take written exception to any item in any such statement within such one hundred eighty (180) day period, such statement shall be considered as final and accepted by Tenant. Notwithstanding the foregoing, if Tenant audits the Taxes or Expenses and discovers an error of greater than three percent (3%), Tenant shall have a right to audit prior years’ statements for errors relating to the same items. Tenant must timely pay all Adjustment Rent billed by Landlord pending the outcome of its inspection or any audit of Landlord’s accounting records. If Tenant makes such timely written exception, an audit as to the proper amount of Adjustment Rent for such period shall be performed by an independent certified public accounting firm selected by Tenant and reasonably acceptable to Landlord, which audit shall be final and conclusive. If the results of such audit reveal that Tenant has overpaid or underpaid Adjustment Rent for the applicable year, Landlord shall pay to Tenant such overpayment or Tenant shall pay to Landlord such underpayment, as applicable, within thirty (30) days after the results of such audit are reported to the parties. Tenant agrees to pay the entire cost of such audit unless it is determined that Landlord’s original determination of the Adjustment Rent for the year in issue was in error by more than three percent (3%), in which case Landlord agrees to pay the cost of such audit; (vii) in the event of the termination of this Lease prior to the determination of any Adjustment Rent, Tenant’s agreement to pay any such sums and

Landlord’s obligation to refund any such sums (provided Tenant is not in Default hereunder) shall survive the termination of this Lease; (viii) no adjustment to the Rent by virtue of the operation of the rent adjustment provisions in this Lease shall result in the payment by Tenant in any year of less than the Base Rent shown on the Schedule; (ix) Landlord may at any time change the fiscal year of the Building with notice to Tenant; (x) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the last to occur of (x) the same date as the Rent listed on the statement showing such amount is due and (y) thirty (30) days after delivery of the statement; (xi) if Landlord fails to give Tenant an estimate of Adjustment Rent prior to the beginning of any calendar year, Tenant shall continue to pay Adjustment Rent at the rate for the previous calendar year until Landlord delivers such estimate, at which time Tenant shall pay retroactively the increased amount for all previous months of such calendar year or Landlord shall credit any overpayment against Rent next coming due, as applicable; and (xii) Tenant shall be responsible for paying any recordation tax incurred with respect to recording a memorandum of this Lease, if requested by Tenant.
D. Caps on Adjustment Rent.
Notwithstanding anything in this Section 2 to the contrary, commencing in the second Lease Year, solely for purposes of calculating Adjustment Rent, Controllable Expenses (as defined above) per square foot of Rentable Area of the initial Premises for each Lease Year shall not exceed an amount equal to 104% of the total actual Controllable Expenses per square foot of Rentable Area of the initial Premises for the immediately preceding Lease Year.
E. Separation of Common Ownership.
It is contemplated that all components of the Complex will retain common ownership during the Term. If, however, there is no longer common ownership of the Building and the North Tower, then (i) Tenant’s Proportionate Share shall be recalculated based upon the percentage of the Rentable Area of the Premises divided by the Rentable Area of the Building, (ii) Expenses and Taxes shall be based upon the respective amounts incurred with respect to the Building and not the Complex as a whole (provided Landlord may include in Expenses and Taxes amounts based upon the Building’s share of Expenses and Taxes that benefit or apply to the Complex as a whole) and (iii) Landlord and Tenant shall amend this Lease as equitably required to reflect such separation of common ownership.
3. USE.
Tenant agrees that it shall occupy and use the Premises only for general office use and for any other lawful purpose ancillary to general office use and consistent with a Class A office building, and for no other purposes. Tenant shall comply with all federal, state and municipal laws, ordinances, rules and regulations and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises. Without limiting the foregoing, except for any hazardous or toxic substances used for ordinary office purposes in compliance with applicable environmental laws, Tenant shall not cause, nor permit, any hazardous or toxic substances to be brought upon, produced, stored, used, discharged or disposed of in, on or about the Premises without the prior written consent of Landlord and then only in compliance with all applicable environmental laws.

4. CONDITION OF PREMISES.
A. Initial Condition.
Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession, subject to latent defects specified in a written notice given by Tenant to Landlord during the first eleven (11) months of the Term (failure of Tenant to timely notify Landlord of any such latent defects shall be deemed a waiver and acceptance by Tenant of such latent defects). No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except as stated in the Work Letter.
B. Americans With Disabilities Act.
The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal. To the best of Landlord’s knowledge, the structural components and common areas of the Complex will be in compliance with the ADA as of the Commencement Date. Any future modifications necessary for the structural components and common areas to be in compliance with the ADA shall be Landlord’s responsibility (subject to inclusion of the costs of compliance in Expenses as provided in Section 2A(ii)(b)(2)). Tenant acknowledges and agrees that to the extent that Landlord prepares, reviews or approves any of plans or specifications relating to leasehold improvements in the Premises, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. After the Commencement Date, Tenant shall be solely responsible for all requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant, operations of Tenant or its affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees.
C. Environmental.
Landlord shall deliver the Premises to Tenant free from any hazardous substances or toxic materials in violation of applicable laws, rules and regulations in effect as of the date of such delivery.
5. BUILDING SERVICES.
A. Basic Services.
Landlord shall furnish the following services: (i) heating and air conditioning in accordance with the specifications set forth on Schedule 1 attached to the Work Letter, daily from 8:00 A.M. to 7:00 P.M. (Saturday from 9:00 A.M. to 2:00 P.M.), Sundays and Holidays (as hereinafter defined) excepted (provided that by written notice to Landlord not later than August 31, 2008, Tenant may elect that the weekday hours for heating and air conditioning will instead be from 7:00 A.M. to 6:00 P.M.); (ii) water for drinking and hot water for lavatory services, and water at Tenant’s expense for any full service kitchen in the Premises (subject to Section 5H); (iii) men’s and women’s restrooms at locations designated by Landlord and in common with other tenants of the Building; (iv) evening janitor service (after the standard hours for heating and air conditioning specified in clause (i) above) in the Premises (provided that Tenant shall have the right to hire an independent third party janitorial firm to clean the Secured Area (as hereinafter defined) and in such circumstance Landlord shall have no obligation to provide janitor service to such area) and common areas of the Building, weekends and Holidays excepted, including periodic outside window washing of the perimeter windows in the Premises (at least four times per year); and (v) access to the Premises and passenger elevator service in common with Landlord and other tenants of the Building, 24 hours a day, 7 days a week (with at least two (2) elevators in service during normal business hours and at least one (1) elevator in service at all other times); and freight elevator service daily, weekends and Holidays excepted, upon request of Tenant and subject to scheduling and reasonable charges by Landlord (provided there shall be no charge for Tenant’s use of the freight elevator during its initial build-out, move into and final move out of the Building and there shall be no charge for such freight elevator during normal business hours or at any other time unless Tenant’s use requires, as reasonably determined by Landlord, the presence of an engineer at the Building at a time when an engineer would not normally be present). For purposes of this Section 5.A, “Holidays” shall mean New Years Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving, and Christmas.
B. Electricity.
Landlord agrees to furnish to the Premises, subject to reasonable rules and regulations, electricity for normal lighting and normal office equipment, the cost of which shall be included in Expenses. Tenant shall not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity used above that usually furnished or supplied for the use of the Premises as general office space, nor connect any apparatus or device with electric current lines except through existing electrical outlets in the Premises. If Tenant desires to use electric current in excess of that usually furnished or supplied for the use of the Premises as general office space, Tenant shall request the same from Landlord in writing. Landlord shall not unreasonably refuse such request if sufficient capacity is then available. If such request is granted, Landlord shall cause an electrical current meter to be installed in the Premises to measure the amount of electric current consumed. Tenant agrees to pay within thirty (30) days after demand therefor from Landlord the cost of any such meters and of the installation, maintenance and repair thereof, and the charges for all electric current consumed as shown by said meters in excess of the amount consumed in connection with the use of the Premises as general office space, at the rates charged for such services by the utility furnishing the same, plus any actual and reasonable additional expense incurred in keeping account of the electric current so consumed. If a separate meter is not installed, Tenant agrees to pay the cost for such excess electric current as established by an estimate of the amount of such excess use made by a utility company or an electrical engineer reasonably selected by Landlord.

Notwithstanding the foregoing, Tenant may instead elect to receive its electricity directly from the utility company serving the Complex. If Tenant makes such election, (x) Tenant shall provide at least sixty (60) days prior written notice to Landlord, (y) Tenant shall arrange for the Premises to be separately metered by the utility company at Tenant’s sole cost and expense and Tenant shall be solely responsible for all bills from the utility provider for such electricity, and (z) Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution of electricity. Tenant may not make such election unless Landlord is satisfied that Tenant’s failure to pay electricity bills owed by Tenant will not affect the furnishing of electricity to the balance of the Complex. Tenant acknowledges that if Tenant elects to receive its electricity directly from the utility company, all electricity used during the performance of janitor service or the making of any alterations or repairs in the Premises, or the operation of any special air conditioning systems serving the Premises, shall be paid for by Tenant. From and after the date Tenant commences paying for electricity directly, (i) the Base Rent per square foot of Rentable Area of the Premises then leased by Tenant shall be reduced by the cost of electricity per square foot of Rentable Area of the Premise incurred by Landlord during the Base Year, as such amount was escalated annually by 2.5% per year (or, if Tenant makes such election prior to the conclusion of the Base Year, then Landlord’s estimate of such amount which shall be $1.25 per square foot of Rentable Area of the Premises, and which cost will be audited after the conclusion of the Base Year, and Tenant and Landlord agree to reconcile said electricity bills in the manner set forth in Section 2C(vi) above) and (ii) Expenses shall not include any costs for providing electricity to any tenant’s premises.
C. Telephones.
Tenant shall be responsible for arranging for its own telecommunications services at the Premises. All telegraph, telephone, and electric connections which Tenant may desire shall be first approved by Landlord in writing before the same are installed, and the location of all wires and the work in connection therewith shall be performed by contractors reasonably approved by Landlord and shall be subject to the direction of Landlord. Landlord reserves the right to reasonably designate and control the entity or entities providing telephone or other communication cable installation, repair and maintenance in the Building and to reasonably restrict and control access to telephone cabinets. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and related wiring in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of services therein, and the maintenance thereafter of such wire and cables; and there shall be included in Expenses all installation, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Building which are not allocable to any individual users of such service but are allocable to the Building or the Complex generally. If Tenant fails to maintain all telephone cables and related wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Complex and if such failure further continues for five (5) business days after written notice from Landlord, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s reasonable costs in connection therewith). Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telecommunications service to the Premises or the Building.

D. Additional Services.
Landlord shall not be obligated to furnish any services other than those stated above or expressly stated elsewhere in this Lease. If Landlord elects to furnish services requested by Tenant in addition to those stated above (including services at times other than those stated above), Tenant shall pay Landlord’s then prevailing charges for such services. Notwithstanding the foregoing, after-hours HVAC service shall be provided to Tenant upon request for an additional cost equal to the actual and direct cost increase of any electrical service and any other utility required and the actual incremental cost increase of any direct additional labor required to provide such services. If Tenant shall fail to make any such payment within thirty (30) days after notice from Landlord, Landlord may, in addition to all other remedies available to Landlord, discontinue any additional services. No discontinuance of any such additional service shall result in any liability of Landlord to Tenant or be considered as an eviction or a disturbance of Tenant’s use of the Premises. In addition, if Tenant’s concentration of personnel or equipment exceeds the maximum load densities set forth in Schedule 1 attached to the Work Letter, and if such concentration is not corrected within five (5) business days after written notice from Landlord, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay for the cost of installation, operation and maintenance thereof, provided that such units serve only the Premises.
E. Failure or Delay in Furnishing Services.
Tenant agrees that Landlord shall not be liable for damages for failure or delay in furnishing any service stated above if such failure or delay is caused, in whole or in part, by any one or more of the events stated in Section 25H below, nor shall any such failure or delay be considered to be an eviction or disturbance of Tenant’s use of the Premises, or relieve Tenant from its obligation to pay any Rent when due, or from any other obligations of Tenant under this Lease. Notwithstanding the foregoing, if as a result of a negligent act or omission of Landlord or any employee of Landlord (as distinguished from an act or omission of Tenant or the occurrence of an event of force majeure (as defined in Section 25H hereof) or the occurrence of a fire or other casualty which is covered by Section 12 hereof), any service to the Premises as described above is not furnished to the Premises and if as a result thereof the Premises, or a material part of the Premises, is rendered untenantable or inaccessible for a period of three (3) consecutive business days, and Tenant does not conduct business in the Premises, or such material part thereof which is rendered untenantable or inaccessible, during such 3-business day period, then as Tenant’s sole remedy for such failure to furnish such service, Base Rent and Adjustment Rent payable for such portion of the Premises which Tenant does not so occupy shall abate for the period commencing on the date of such interruption and expiring on the date such service is restored or Tenant is able to resume occupancy of the Premises or such material part thereof, as the case may be. (As used herein, the phrase “material part” shall mean an amount which in Tenant’s reasonable judgment prevents Tenant from conducting its ordinary and customary business operations.)

F. Security.
As part of Landlord’s Work Landlord will install, at Landlord’s sole cost and expense, a security access system allowing Tenant to control access by the elevators, including the freight elevator, to floors that are leased by Tenant in their entirety. Such security access system will also control access to the Building’s entrances. Landlord shall provide to Tenant at Landlord’s sole cost and expense seven hundred (700) access cards prior to Tenant taking occupancy of the Premises. Additional and replacement access cards will cost $10.00 per card, subject to reasonable increase of such charge by Landlord from time to time.
G. Fitness Center.
Landlord shall operate, or cause to be operated, a fitness center in the Complex (the “Fitness Center”). The Fitness Center shall commence operations on or before the last to occur of (x) the date Tenant commences full business operations in the Premises and (y) the Target Commencement Date. The Fitness Center shall be sufficiently large to accommodate the anticipated population of the Complex. The Fitness Center shall include an appropriate number of showers, lockers, locker rooms and changing areas for the anticipated population of the Complex. All commercially reasonable costs and expenses incurred by Landlord in managing, operating and maintaining the Fitness Center shall be included in Expenses. There shall be no charge to Tenant’s employees who primarily work at the Complex for use of the Fitness Center.
H. Deli.
Landlord shall operate, or cause to be operated, a deli/café in the Complex comparable to such food service establishments in Class A office buildings in the Reston/Herndon, Virginia submarket (the “Deli”). The Deli shall, at a minimum, serve breakfast and lunch. The Deli shall commence operations on or before the last to occur of (x) the date Tenant commences full business operations in the Premises and (y) the Target Commencement Date. The Deli shall be sufficiently large to accommodate the anticipated population of the Complex. All commercially reasonable costs and expenses incurred by Landlord in managing, operating and maintaining the Deli shall be included in Expenses, but all gross revenues from the Deli shall be offset against Expenses. In the event, after the initial opening of the Deli, the operator or tenant of the Deli breaches its operating agreement or such operating agreement expires or terminates, Landlord shall within ninety (90) days thereof either resume operations of the Deli or locate and install a subsequent operator to resume the operations of the Deli. So long as Landlord is operating the Deli, Tenant agrees not to operate a competing deli or cafeteria in the Premises.

I. Conference Room.
Landlord shall make available to the tenants in the Complex a conference room (the “Conference Room”). The Conference Room shall be at the location shown on Exhibit H attached hereto, provided Landlord may at any time and from time to time relocate the Conference Room to a different location in the Complex, provided such relocated Conference Room shall be of comparable size and quality. All costs and expenses incurred by Landlord in managing, operating and maintaining the Conference Room shall be included in Expenses. There shall be no charge to Tenant for use of the Conference Room, so long as Tenant leaves the Conference Room in a clean and tidy condition. Tenant’s use of the Conference Room shall be subject to reasonable rules and regulations therefor promulgated by Landlord and to Landlord’s scheduling requirements.
J. Concierge Service.
Landlord shall operate, or cause to be operated, a concierge/management service in the Complex, of a type and quality equivalent to similar concierge/management services provided by landlords to tenants in Class A office buildings in the Reston/Herndon, Virginia submarket. All costs and expenses of such concierge/management service shall be included in Expenses.
6. RULES AND REGULATIONS.
Tenant shall observe and comply and shall cause its subtenants, assignees, invitees, employees, contractors and agents to observe and comply, with the rules and regulations listed on Exhibit B attached hereto and with such reasonable modifications and additions thereto as Landlord may make from time to time, provided that Tenant is given prior written notice of such modifications and additions. Landlord shall not be liable for failure of any person to obey such rules and regulations. Landlord shall not be obligated to enforce such rules and regulations against any person, and the failure of Landlord to enforce any such rules and regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith. Landlord will not unreasonably discriminate against Tenant in the enforcement of the rules and regulations. In the event of a conflict between the terms of this Lease and the rules and regulations, the terms of this Lease shall control.
7. CERTAIN RIGHTS RESERVED TO LANDLORD.
Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant (except as otherwise provided below) and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) to change the name or street address of the Building or the Complex or the suite number of the Premises (provided that if such change is not required by any governmental entity and Landlord does not give Tenant at least ninety (90) days prior written notice of such change, Landlord shall reimburse Tenant for the reasonable cost of replacing Tenant’s stationery then in stock or under uncancellable order which is rendered obsolete by such change); (b) to install, affix and maintain any and all signs on the exterior or interior of the Complex (provided they do not materially affect Tenant’s views or obstruct Tenant’s exterior signage described in Section 27A(i) and provided, with respect to signs installed for Landlord (such as, for example, “For Rent” signs, as opposed to signs installed for another tenant or signs required by law), they do not materially detract from Tenant’s exterior signage); (c) to make repairs, decorations, alterations, additions, or improvements, whether structural or otherwise, in and about the Complex, and for such purposes and after reasonable prior notice to Tenant (excluding emergencies, when such notice shall not be required except as provided herein) to enter upon the Premises, temporarily close doors, corridors and other areas in the Complex and interrupt or temporarily suspend services or use of common areas. If such actions by Landlord will interrupt the ordinary and customary course of Tenant’s business, Landlord shall perform such work at times other than during ordinary business hours at Tenant’s request and at no additional expense to Tenant (Landlord may include the costs of such work in Expenses to the extent allowed pursuant to Section 2), excluding repairs to correct an emergency situation, which Landlord may perform during ordinary business hours; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Notwithstanding the foregoing, Tenant may, at its own expense, provide its own locks to a single area within the Premises (the “Secured Area”). Tenant shall use the Secured Area only for general office uses and ancillary uses. If Landlord desires to gain access to the Secured Area in a non-emergency situation, Landlord shall contact Tenant and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to do so; Landlord shall comply with all reasonable security measures pertaining to the Secured Area. Tenant acknowledges that Landlord will not be obligated to provide janitorial or trash removal services to the Secured Area and Tenant shall do so, at its expense, and shall keep the Secured Area in a clean condition. Landlord shall not be liable for any damage to the Secured Area or any part of the balance of the Premises if Landlord was unable to prevent such damage, or such damage was caused or exacerbated due to Tenant’s restrictions on Landlord’s access to the Secured Area. The limitations on Landlord’s access to the Secured Area will not limit any remedy available to Landlord following a Default by Tenant under the Lease. Tenant’s right to maintain a Secured Area is subject to compliance with all applicable laws, codes and ordinance and any additional costs incurred by Landlord as a result of such compliance shall be Tenant’s responsibility and paid to Landlord within thirty (30) days after demand; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Complex (provided no such exclusive right shall preclude use of the Premises for general office use or ancillary uses thereto); (f) to show (but only within the last twelve (12) months of the Term or after Tenant has vacated the Premises) or inspect the Premises at reasonable times and upon not less than 24 hours prior oral or telephonic notice to Tenant at the Premises (excluding inspections relating to an emergency, when no such notice shall be required): (g) to install, use and maintain in and through the Premises, pipes, conduits, wires and ducts serving the Complex, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; and (h) to take any other reasonable action in connection with the operation, maintenance or preservation of the Complex. In the exercise of the foregoing rights, Landlord shall use diligent efforts to avoid interfering with Tenant’s business operations in the Premises.
8. MAINTENANCE AND REPAIRS.
Landlord shall maintain in good order and in a manner consistent with Class A office buildings in the Reston/Herndon, Virginia submarket, and repair the structural elements, roof, exterior walls and windows and public common areas of the Complex, and the base building plumbing, mechanical, electrical, life safety and heating, ventilating and air conditioning systems serving the Complex. Subject to Tenant’s obligations pursuant to this Section 8, Landlord shall also perform any maintenance or make any repairs to the Complex as Landlord may reasonably deem necessary for the safety, operation or preservation of the Complex, or as Landlord may be required or requested to do by any governmental authority or by the order or decree of any court or by any other proper authority. The costs and expenses of Landlord’s maintenance and repairs to the Complex shall be included in Expenses, except to the extent prohibited pursuant to Section 2A(ii)(b). Tenant, at its expense, shall maintain and keep the Premises in good order and repair at all times during the Term. In addition, Tenant shall reimburse Landlord for the cost of any repairs to the Complex necessitated by the negligent acts or omissions or wilful misconduct of Tenant, its subtenants, assignees, invitees, employees, contractors and agents, to the extent Landlord is not reimbursed for such costs under its insurance policies.

9. ALTERATIONS.
A. Requirements.
Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (collectively an “alteration”) without the prior written consent of Landlord. In the event Tenant proposes to make any alteration, Tenant shall, prior to commencing such alteration, submit to Landlord for prior written consent: (i) detailed plans and specifications; (ii) a list of the names, addresses and copies of contracts for all contractors; (iii) all necessary permits (if any are required) evidencing compliance with all applicable governmental rules, regulations and requirements; provided that Tenant may instead deliver copies of the applications for such permits for Landlord’s review, with copies of the actual permits to be provided after Tenant has received Landlord’s consent to such alteration; (iv) certificates of insurance in form and amounts required by Landlord, naming Landlord and, if so requested, Landlord’s Mortgagee (as hereinafter defined) and property manager as additional insureds; and (v) all other documents and information as Landlord may reasonably request in connection with such alteration. Tenant agrees to pay any out-of-pocket costs reasonably incurred by Landlord in retaining third parties to review Tenant’s proposed alterations, but there shall be no review fee otherwise paid to Landlord. Neither approval of the plans and specifications nor supervision of the alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such alteration with applicable law. Notwithstanding the foregoing, no consent shall be necessary for any alteration (or related alteration) that (i) either (x) costs less than $250,000 (provided such alteration is not part of related alterations which cost, in the aggregate, more than $250,000) or (y) only involves painting and/or carpeting the Premises; (ii) does not require the issuance of a building permit, (iii) does not adversely affect the structural elements of the Complex or the base Building mechanical, electrical or plumbing systems, the common areas of the Complex or the use by other tenants in the Complex of their demised premises, (iv) does not affect the architectural aesthetics of the Complex or the appearance of any part of the Complex outside the Premises or (v) does not involve the introduction or disturbance of any hazardous or toxic materials, other than hazardous or toxic materials used in ordinary construction and office operations in accordance with applicable environmental laws (provided that even if Landlord’s consent is not necessary for such an alteration, the following provisions of this Section 9A shall apply). As a condition precedent to any alteration, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of mechanics’ liens upon the Building for all work, labor and services to be performed, and materials to be furnished, by Tenant’s contractors and suppliers in connection with such alteration. Each alteration shall be performed in a good and workmanlike manner and, except for alterations not requiring Landlord’s consent, except in accordance with the plans and specifications approved by Landlord, and shall meet or exceed the standards for construction and quality of materials established by Landlord for the Building. In addition, each alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements. Each alteration shall be performed in harmony with Landlord’s employees, contractors and other tenants. Each alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s trade fixtures, movable fixtures, movable cubicle partitions, telephone and other equipment, computer systems, furniture, furnishings, shelving, specialized cabinetry, uninterruptible power supply systems, transfer switches, batteries, emergency generators and fuel tanks, high security systems, alarms, SCIF doors, locks and other items of personal property (collectively, “Tenant’s Personal Property”)), shall become Landlord’s property and shall remain upon the Premises at the expiration or, termination of this Lease without compensation to Tenant. Tenant shall have the right, subject to the foregoing terms and conditions, to install conduit from the property line to the Premises in up to three (3) diverse routes, and Tenant acknowledges that such work requires Landlord’s consent (and such work will be performed in such a manner to minimize interference with the operations at the Complex).
B. Liens.
Upon completion of any alteration, Tenant shall promptly furnish Landlord with full and final waivers of lien covering all labor and materials included in such alteration and all other documents required to eliminate any mechanics’ lien with respect to the alteration. Tenant shall not permit any mechanic’s lien to be filed against the Complex, or any part thereof, arising out of any alteration performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within fifteen (15) days thereafter have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s actual and reasonable expenses and attorneys’ fees.
10. INSURANCE.
A. Tenant’s Insurance.
Tenant shall throughout the entire Term, at its sole cost and expense, take out and keep in full force and effect, the following insurance:
(i) property insurance (including but not limited to sprinkler leakage, ordinance and law, sewer back-up, windstorm and collapse coverage) in an amount equal to the full replacement cost thereof upon property of every description and kind owned by Tenant and which is located within the Complex, including, without limitation, Tenant’s Personal Property;
(ii) business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in sub-clause (i) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Complex as a result of such perils;

(iii) commercial general liability insurance, in conjunction with umbrella or excess liability insurance, including property damage and bodily injury and personal injury liability, tenant’s legal liability, contractual liability (including contractual liability with respect to this Lease) and owners’ and contractors’ protective insurance coverage with respect to the Premises and Tenant’s use of the Complex, coverage to include the activities and operations conducted by Tenant and any other person for whom Tenant is at law responsible.
Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) for bodily injury to any one or more persons or property damage, and such higher limits as Landlord requires from time to time, acting reasonably and consistent with the then-current insurance requirements that the majority of the other landlords of comparable buildings in the Reston/Herndon, Virginia submarket are then requiring of new tenants. Tenant’s liability insurance shall contain a severability of interests clause and a cross-liability clause;
(iv) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000; and
(v) any other form of insurance, which Landlord requires from time to time, acting reasonably and consistent with the then-current insurance requirements that the majority of the other landlords of comparable buildings in the Reston/Herndon, Virginia submarket are then requiring of new tenants.
B. Requirements of Tenant’s Insurance.
All of Tenant’s policies of insurance shall:
(i) be taken out with insurers with a “Best’s Rating” equal to or better than A- VII (or, if A.M. Best Company no longer publishes insurance ratings, an equivalent rating from a service reasonably selected by Landlord);
(ii) be in a form reasonably satisfactory from time to time to Landlord which form may include a reasonable deductible;
(iii) be non-contributing with and shall apply only as primary and not as excess to any other insurance available to Landlord;
(iv) contain an undertaking by the insurers to notify Landlord in writing not less than thirty (30) days prior to any cancellation thereof;

(v) name Landlord as loss payee and any Mortgagee (as hereinafter defined) as loss payee and mortgagee with respect to the leasehold improvements; and
(vi) name Landlord, Landlord’s Property Manager and any Mortgagees as an additional insured.
C. Certificates of Tenant’s Insurance.
Certificates of insurance or if required by Landlord certified copies of each such insurance policy will be delivered to Landlord as soon as practicable after the placing of the required insurance and in any event within twenty (20) days of the effective date of coverage. No review or approval of any such insurance certificate by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations contained in this Section 10.
D. Failure by Tenant to Carry Insurance.
If Tenant fails to take out or keep in force any insurance referred to in this Section 10, or should any such insurance not be approved by Landlord and should Tenant not commence diligently to rectify (and thereafter proceed diligently to rectify) the situation within three (3) business days after written notice by Landlord to Tenant (stating, if Landlord does not approve of such insurance, the reasons therefore), Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of Tenant and all outlays by Landlord shall be paid by Tenant to Landlord within thirty (30) days after demand as additional Rent without prejudice to any other rights and remedies of Landlord under this Lease.
E. Landlord’s Insurance.
Landlord shall at all times throughout the Term carry:
(i) replacement cost insurance on the Complex and any machinery, boilers and equipment contained therein or servicing the Complex and owned by Landlord or the owners of the Complex (specifically excluding any property with respect to which Tenant and other tenants are obliged to insure pursuant to Section 10A or similar sections of their respective leases) against damage by “all-risks” perils, including, at its option, the perils of sprinkler leakage, ordinance and law, sewer back-up, earthquake, flood, windstorm and collapse;
(ii) commercial general liability and property damage insurance with respect to Landlord’s operations and interest in the Complex in an amount which a prudent Landlord of similar property would purchase and maintain, and in any event in an amount not less than the amounts of commercial general liability insurance then required of Tenant pursuant to this Lease;
(iii) loss of rental income insurance, or loss of insurable gross profits commonly insured against by prudent landlords, including loss of all rentals receivable from tenants in the Complex in accordance with the provisions of their leases, including basic and additional rentals; and

(iv) such other form or forms of insurance as Landlord or the Mortgagee reasonably considers advisable.
Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age, use and location. Notwithstanding Landlord’s covenant contained in this Section 10F, and notwithstanding any contribution by Tenant to the cost of insurance premiums provided herein, Tenant acknowledges and agrees that no insurable interest is conferred upon Tenant under any policies of insurance carried by Landlord, and Tenant has no right to receive any proceeds of any such insurance policies carried by Landlord.
F. Increase in Insurance Premiums.
Tenant shall not keep, use, sell or offer to sell in or upon the Premises any article, which may be prohibited by any fire insurance policy in force from time to time covering the Premises or the Complex. If:
(i)	the occupation of the Premises;

(ii)	the conduct of business in the Premises; or

(iii)	any act or omission of Tenant in the Complex or any part thereof, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Complex, Tenant shall pay any such increase in premiums as additional Rent within thirty (30) days after demand by Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Complex showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall comply promptly with all requirements of any insurer now or hereafter in effect pertaining to or affecting the Premises or the Complex.
G. Cancellation of Insurance.
If any insurance policy upon the Complex or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation of the Premises or any part thereof by Tenant or by any assigns or subtenant of Tenant, or by anyone permitted by Tenant to be upon the Premises, Tenant shall remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within seventy-two (72) hours after notice thereof by Landlord.
H. Mutual Waiver of Subrogation.
Landlord and Tenant each agree that neither Landlord nor Tenant (nor their respective successors or assigns) will have any claim against the other for any loss, damage or injury to property which is covered by insurance carried by either party (or which would have been covered if the respective party had carried the insurance required by this Lease), notwithstanding the negligence of either party in causing the loss. Each party agrees to obtain an agreement from its insurer permitting the foregoing waiver if the policy does not expressly permit a waiver of subrogation.

11. WAIVER AND INDEMNITY.
A. Waiver.
Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Complex, or damage to property of Tenant or of others located on the Premises or elsewhere in the Complex, nor shall it be responsible for any loss of or damage to any property of Tenant or others from any cause whatsoever, except for any such death, injury, loss or damage which results from the negligent act or omission of Landlord, its agents, servants or employees or other persons for whom it may at law be responsible, provided that in no event shall Landlord be responsible for any loss, injury or damage contemplated by Section 10I, or for any indirect or consequential damages sustained by Tenant or others. Without limiting the generality of the foregoing, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, dampness, falling plaster, falling ceiling tile, falling ceiling fixtures or from steam, gas, electricity, water, rain, flood, snow, ice or leaks from any rentable premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Complex or from the street or any other place or by any other cause whatsoever. Landlord shall not be liable for any such damage caused by other tenants or persons in the Complex or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall indemnify Landlord and save it harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by Tenant’s insurers.
B. Tenant’s Indemnity.
Except as provided in Section 10I but notwithstanding any other provision of this Lease, Tenant shall indemnify Landlord and save it harmless from and against any loss (including loss of Base Rent and Adjustment Rent), claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this Lease, or any occurrence in, upon or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant or any of Tenant’s employees, agents, contractors, licensees, invitees, subtenants or assigns. If Landlord shall, without fault on its part, be made a party of any litigation commenced by or against Tenant, then Tenant shall protect, indemnify and hold Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by Landlord in connection with such litigation.
C. Landlord’s Indemnity.
Except as provided in Section 10I but notwithstanding any other provision of this Lease, Landlord shall indemnify Tenant and save it harmless from and against any loss, claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of any negligent act or omission or willful misconduct of Landlord. If Tenant shall, without fault on its part, be made a party of any litigation commenced by or against Landlord, then Landlord shall protect, indemnify and hold Tenant harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by Tenant in connection with such litigation.

12. FIRE AND CASUALTY.
Upon a fire or other casualty affecting the Building, Landlord, with reasonable diligence, shall restore the Building. Notwithstanding the foregoing, if (i) all or a substantial part of the Premises or the Building is rendered untenantable by reason of fire or other casualty, or (ii) a fire or casualty occurs during the last twelve (12) months of the Term, Landlord may, at its option, either restore the Premises and the Building, or terminate this Lease effective as of the date of such fire or other casualty. Landlord agrees to give Tenant written notice within sixty (60) days after the occurrence of any such fire or other casualty designating whether Landlord elects to so restore or terminate this Lease. If Landlord elects to terminate this Lease, Rent shall be paid through and apportioned as of the date of such fire or other casualty. If Landlord elects to restore, Landlord’s obligation to restore the Premises shall be limited to restoring those improvements in the Premises existing as of the date of such fire or other casualty which were made at Landlord’s expense (and those improvements made at Tenant’s expense if and to the extent insurance proceeds are made available to Landlord for such improvements) and shall exclude Tenant’s Personal Property and any fixtures, additions, alterations or improvements in or to the Premises which were made at Tenant’s expense and for which insurance proceeds are not made available to Landlord. If Landlord elects to restore, Base Rent and Adjustment Rent shall abate for that part of the Premises which is untenantable on a per diem basis from the date of such fire or other casualty until Landlord has substantially completed its repair and restoration work, provided that Tenant does not occupy such part of the Premises during said period. Notwithstanding anything contained in this Section 12 to the contrary, within sixty (60) days after the date of any fire or other casualty which renders all or a substantial part of the Premises or the Building untenantable, Landlord shall provide to Tenant in writing Landlord’s good faith estimate of the time required by Landlord to restore the Premises (“Landlord’s Restoration Estimate”). If Landlord’s Restoration Estimate exceeds two hundred forty (240) days from the date of such fire or casualty (or if, during the last year of the Term, more than 33% of the Premises are rendered untenantable by fire or casualty), then Tenant shall have the right, exercisable by written notice to Landlord within thirty (30) days after delivery of Landlord’s Restoration Estimate, to terminate this Lease as of the date of such fire or other casualty. Furthermore, if neither party elects to terminate this Lease as provided above and Landlord fails to substantially complete the restoration of the Premises within one hundred twenty (120) days after the time period set forth in Landlord’s Restoration Estimate (subject to delays caused by or attributable to Tenant or its agents, employees or contractors or to events of the type described in Section 25H), as Tenant’s sole and exclusive remedy for such delay in substantial completion of the restoration, Tenant shall have the right, exercisable by written notice to Landlord within 15 days after the expiration of such 120-day period, to terminate this Lease as of the date of such fire or other casualty. Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease if the fire or other casualty was caused, in whole or in part, by the gross negligence or intentional misconduct of Tenant or Tenant’s agents, employees, contractors, invitees, subtenants or assigns. Base Rent and Adjustment Rent for the Premises shall not resume prior to the restoration date estimated by Landlord unless Tenant actually resumes use and occupancy of the Premises prior to such date.

13. CONDEMNATION.
If a material portion of the Premises or the Building is rendered untenantable by reason of a condemnation (or by a deed given in lieu thereof), then either party may terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such condemnation, in which event this Lease shall terminate effective as of the date which is the day immediately preceding the date of such condemnation. If this Lease so terminates, Rent shall be paid through and apportioned as of such termination date. If such condemnation does not render the Premises or the Building untenantable, this Lease shall continue in effect and Landlord shall promptly restore the portion not condemned to the extent reasonably possible to the condition existing prior to the condemnation. In such event, however, Landlord shall not be required to expend an amount in excess of the proceeds received by Landlord from the condemning authority. Landlord reserves all rights to compensation for any condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such compensation, and Tenant shall make no claim against Landlord or the condemning authority for compensation for termination of Tenant’s leasehold interest under this Lease or interference with Tenant’s business; provided, however, Tenant may pursue a separate claim in a separate proceeding against the condemning authority for Tenant’s moving costs and the book value of any leasehold improvements to the Premises paid for by Tenant so long as such claim will not affect or diminish any award or compensation otherwise recoverable by Landlord.
14. ASSIGNMENT AND SUBLETTING.
A. Landlord’s Consent.
Tenant shall not, without the prior written consent of Landlord (which consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed as provided in Section 14B): (i) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises by any person other than Tenant and its employees, subsidiaries and affiliates (and Tenant’s clients and contractors in connection with Tenant providing services to or receiving services from such clients and contractors, respectively). As provided below, Landlord shall not unreasonably withhold or condition its consent to any proposed assignment or sublease. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. For the purposes of this paragraph, the transfer (whether direct or indirect) of all or a majority of the capital stock in a corporate Tenant (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded) or the merger, consolidation or reorganization of such Tenant and the transfer of all or any general partnership interest in any partnership Tenant shall be considered a Transfer. Landlord shall have no recapture rights in connection with a Transfer.

B. Standards for Consent.
If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice which includes such information as Landlord may reasonably require about the proposed Transfer and the transferee. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or sublease. Landlord shall not be deemed to have unreasonably withheld its consent if, in the reasonable judgment of Landlord: (i) the tenancy or occupancy of the transferee may result in an adverse affect on the Class A image or reputation of the Complex; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with the assignment or sublease; (iii) the purpose for which the transferee intends to use the Premises or portion thereof or the identity of the transferee is in violation of the terms of this Lease or the lease of any other tenant in the Complex; (iv) the transferee is a tenant of the Complex and Landlord has suitable space in the Complex available to lease to such party; or (v) any other reasonable basis. If Landlord consents to any Transfer, Tenant shall pay to Landlord fifty percent (50%) of all rent and other consideration received by Tenant in excess of the Rent paid by Tenant hereunder for the portion of the Premises so transferred (after deducting therefrom the amount of all reasonable and ordinary costs incurred in connection with the Transfer, to include but not be limited to, brokerage commissions, marketing expenses, free rent, cash allowances and tenant improvement costs actually paid by Tenant in connection with such Transfer). Such rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any attorneys’ fees and expenses incurred by Landlord in connection with any proposed Transfer, whether or not Landlord consents to such Transfer (not to exceed $2,000 for a routine transaction using Landlord’s prescribed forms).
C. Right To Assign Or Sublease To Qualified Affiliate.
Notwithstanding anything contained in this Section 14 to the contrary, provided Tenant is not then in Material Default (as hereinafter defined) under this Lease, Tenant shall have the right to assign this Lease or sublease the Premises, or any part thereof, to a Qualified Affiliate (as hereinafter defined) without the prior written consent of Landlord and without Landlord having the right to receive excess consideration or the right to recapture any part of the Premises, but only upon at least ten (10) days prior written notice to Landlord and subject to all of the other provisions of this Lease, specifically including, without limitation, the continuation of liability of Tenant under this Lease. Upon an assignment of this Lease to a Qualified Affiliate, the Qualified Affiliate shall assume the obligations of the tenant under this Lease from and after the effective date of such assignment pursuant to a written assumption agreement executed and delivered to Landlord prior to the effective date of such assignment. “Affiliate” shall mean (i) any corporation or other entity controlling, controlled by or under the common control with Tenant, (ii) the surviving entity formed as a result of a merger or consolidation with Tenant or (iii) any entity that purchases all or substantially all of Tenant’s assets or equity interests. The word “control,” as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through ownership of more than 50% of the voting securities in such controlled entity. An Affiliate shall be a “Qualified Affiliate” only if it has a tangible net worth and liquidity as of the effective date of such transfer equal to or greater than that of the originally-named Tenant (as measured immediately prior to the assignment). Nothing contained in this Section 14C shall permit an assignment of this Lease or the subleasing of the Premises to a Qualified Affiliate that is disreputable or otherwise might result in an adverse affect on the Class A image or reputation of the Complex, as reasonably determined by Landlord.

15. SURRENDER.
Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and tear and damage by fire or other casualty excepted. Except as otherwise provided in Sections 27, 34 and 35, Tenant shall not, and shall not be required to, remove any permanent leasehold improvements, including, without limitation, drywall partitions, carpets, lighting fixtures, doors, hardware, ceilings, wiring, voice/data cabling, conduit, sleeves, drop ceilings or raised access floors. Tenant shall remove Tenant’s Personal Property prior to the termination of the Term or Tenant’s right to possession of the Premises. If Tenant does not remove such items, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant; or at Landlord’s sole option and upon at least thirty (30) days written notice to Tenant, such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense, without notice to Tenant and without obligation to compensate Tenant.
16. DEFAULTS AND REMEDIES.
A. Default.
The occurrence of any of the following shall constitute a default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent when due (a “Monetary Default”) (and, only with respect to the first two (2) of such defaults within any 12-month period, such default shall continue for ten (10) days after written notice to Tenant); (ii) Tenant fails to perform any other provision of this Lease not otherwise specifically addressed in this Section 16A and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after notice from Landlord (or if such failure not involving a hazardous condition will take longer than thirty (30) days to cure, if Tenant fails to immediately commence curing such failure or thereafter fails to diligently pursue such cure to completion); (iii) the leasehold interest of Tenant is levied upon or attached under process of law; (iv) Tenant dissolves without the permitted assignment and assumption of this Lease by Tenant’s successor in interest in compliance with Section 14; (v) Tenant fails to deliver an instrument described in Section 20 or Section 21 within the time period set forth therein; or (vi) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within ninety (90) days after filing. Any Monetary Default and any other material Default by Tenant is referred to herein as a “Material Default.”
B. Right of Re-Entry.
Upon the occurrence of a Default, Landlord may elect to terminate this Lease, or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord. Tenant grants to Landlord the right to enter and repossess the Premises and to expel Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law.

C. Reletting.
If Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, Landlord may relet the Premises or any part thereof. In such case, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord shall reasonably deem appropriate; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. Tenant shall reimburse Landlord for the reasonable costs and expenses of reletting the Premises including, but not limited to, all brokerage, advertising, legal, alteration, redecorating, repair and other expenses incurred to secure a new tenant for the Premises, provided Tenant shall not be liable for costs and expenses of reletting to the extent they apply to a re-letting that extends beyond the balance of the scheduled Term. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.
D. Termination of Lease.
If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which Landlord’s estimate of the aggregate amount of Rent owing from the date of such termination through the Expiration Date plus Landlord’s estimate of the aggregate expenses of reletting the Premises, exceeds Landlord’s estimate of the fair rental value of the Premises for the same period (after deducting from such fair rental value the time needed to relet the Premises and the amount of concessions which would normally be given to a new tenant), both discounted to present value at the rate of 7% per annum.
E. Other Remedies.
Landlord may but shall not be obligated to perform any obligation of Tenant under this Lease; and, if Landlord so elects, all reasonable costs and expenses paid by Landlord in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

F. Bankruptcy.
If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code; and Landlord expressly reserves all of its rights, claims, and remedies thereunder.
G. Landlord’s Default.
If Landlord fails to perform or observe any of the terms, covenants or conditions contained in this Lease on its part to be performed or observed within thirty (30) days after written notice of default from Tenant or, when more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to proceed diligently to cure such default after written notice thereof from Tenant, said failure shall constitute a default by Landlord under this Lease, and Tenant shall, except as expressly set forth in this Lease to the contrary, have the right to pursue any and all equitable and legal remedies against Landlord under applicable law. Nothing in this Section 17G shall be deemed to grant Tenant any right to cure such a default by Landlord or to offset any amount against Rent absent an authorizing order from a court of competent jurisdiction.
H. Waiver of Trial by Jury.
Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.
17. HOLDING OVER.
If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant’s right to possession of the Premises, Tenant shall pay Rent during such holding over at 125% of the rate in effect immediately preceding such holding over computed on a monthly basis for each month or partial month that Tenant remains in possession. If Tenant so retains possession of the Premises for more than ninety (90) days after both (x) the expiration or termination of the Term and (y) written notice from Landlord that Landlord has entered into a lease for all or a portion of the Premises, then Tenant shall also pay, indemnify and defend Landlord from and against all claims and damages, consequential as well as direct, sustained by reason of Tenant’s holding over. With Landlord’s prior written consent, but not otherwise, Tenant shall have the right to hold over without penalty. The provisions of this Section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
18. SECURITY DEPOSIT.
A. Security Deposit.
At the time of signing this Lease, Tenant shall deposit with Landlord an unconditional, irrevocable letter of credit in Landlord’s favor (the “LOC”) in the amount of $2,432,336.64, which is the equivalent of eight (8) installments of Monthly Base Rent for the initial Premises. The LOC shall be freely assignable by Landlord at Landlord’s cost, issued by a Qualified Issuer (as hereinafter defined) approved by Landlord, drawable in the Washington, D.C. metropolitan area, and in the form of the letter of credit attached hereto as Exhibit E. The LOC is to be retained by Landlord as security for the faithful performance and observance by Tenant of the covenants, agreements and conditions of this Lease. The LOC and any proceeds drawn thereunder or any other cash or security deposited by Tenant with Landlord under this Lease are hereinafter collectively called the “Security Deposit.” If and to the extent permitted by applicable law, (a) Tenant shall not be entitled to any interest whatsoever on any portion of the Security Deposit that is in the form of cash, (b) Landlord shall not be obligated to hold any portion of the Security Deposit that is in the form of cash in trust or in a separate account, and (c) Landlord shall have the right to commingle any portion of the Security Deposit that is in the form of cash with its other funds. Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent payable hereunder as to which Tenant is in Default or to the extent required for the reimbursement to Landlord of any sum which Landlord may expend or may be required to expend by reason of Tenant’s Default with respect to any of the covenants, agreements or conditions of this Lease. If Tenant is subject to an “automatic stay” in any bankruptcy proceedings, Landlord shall not be obligated to provide Tenant with any notice prior to using, applying or retaining any part of the Security Deposit, even if such notice would otherwise be required pursuant to Section 16A of this Lease. Within five (5) business days after Landlord’s application of all or any portion of the Security Deposit as aforesaid, Tenant shall replenish the Security Deposit in full by promptly paying to Landlord in cash the amount so applied. If Tenant shall fully and faithfully comply with all of the covenants, agreements and conditions of this Lease, the Security Deposit (or balance thereof) shall be returned to Tenant within thirty (30) days after the last to occur of (x) the date fixed as the expiration of the Term and (y) the surrender of the Premises to Landlord in the condition required under this Lease. If the Building is sold, Landlord shall transfer the Security Deposit to the purchaser and notify, or cause the transferee to notify, Tenant of such transfer, and by which transfer Landlord shall be released from all liability for the return thereof and Tenant shall look solely to the new landlord for the return thereof.
B. Replacement Letter of Credit.
Tenant shall deposit with Landlord not later than thirty (30) days prior to the expiration date of the original LOC deposited by Tenant hereunder (and not later than thirty (30) days prior to the expiration date of each replacement LOC deposited by Tenant hereunder), a replacement LOC in form, content and amount identical to the original LOC and issued by a Qualified Issuer approved by Landlord. If Tenant fails to timely deposit any such replacement LOC with Landlord, then Landlord may draw the entire proceeds of the LOC then on deposit with Landlord and the proceeds so drawn shall constitute and comprise part of the Security Deposit and may be held, transferred and applied by Landlord in accordance with the provisions of this Section 18. The LOC in effect during the last year of the Term shall not expire less than thirty (30) days after the scheduled Expiration Date of the Term. The LOC will be reduced effective as of the third anniversary of the Rent Commencement Date to 75% of its prior amount if no Material Default has occurred by Tenant under this Lease prior to such date. The LOC will be reduced effective as of the fourth anniversary of the Rent Commencement Date to 50% of its prior amount (i.e., the amount immediately prior to such fourth anniversary) if no Material Default has occurred by Tenant under this Lease prior to such date. The LOC will be returned to Tenant on the fifth anniversary of the Rent Commencement Date if no Material Default has occurred by Tenant under this Lease prior to such date.

C. Qualified Issuer.
For purposes of this Lease, “Qualified Issuer” means SunTrust Bank or any other commercial bank which, at the particular time its status as a Qualified Issuer is relevant hereunder, has total assets of at least U.S. $5 billion and is reasonably acceptable to Landlord. If at any time after issuance of the LOC (or any replacement LOC), the issuing bank fails to be a Qualified Issuer or is not otherwise financially sound in Landlord’s reasonable judgment, the LOC or replacement LOC, as the case may be, upon written notice from Landlord to Tenant, shall be immediately reissued by a Qualified Issuer approved by Landlord, which reissuance shall be in accordance with the provisions of this Lease.
19. INTENTIONALLY DELETED.
20. ESTOPPEL CERTIFICATES.
Tenant agrees that, from time to time upon not less than fifteen (15) days’ prior request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions of this Lease and the Work Letter and Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or if that is not the case, a description thereof); and (vii) such additional matters as may be requested by Landlord, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee or other person having or acquiring an interest in the Building. If Tenant fails to execute and deliver any such certificate within fifteen (15) days after request, and such failure continues more than three (3) business days after a second notice from Landlord, then such failure shall constitute a Default hereunder.
21. SUBORDINATION.
This Lease is and shall be expressly subject and subordinate at all times to (a) any present or future ground, underlying or operating lease of the Building, and all amendments, renewals and modifications to any such lease, and (b) the lien of any present or future mortgage or deed of trust encumbering fee title to the Building and/or the leasehold estate under any such lease. If any such mortgage or deed of trust be foreclosed, or if any such lease be terminated, upon request of the mortgagee, beneficiary or lessor, as the case may be (a “Mortgagee”), Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that Tenant agrees upon request by any such Mortgagee or purchaser at foreclosure, as the case may be, to execute such subordination and/or attornment instruments as may be reasonably required by such person to confirm such subordination and/or attornment on the form customarily used by such party. Notwithstanding the foregoing to the contrary, any such Mortgagee may elect to give the rights and interests of Tenant under this Lease (excluding rights in and to insurance proceeds and condemnation awards) priority over the lien of its mortgage or deed of trust or the estate of its lease, as the case may be. In the event of such election and upon the Mortgagee notifying Tenant of such election, the rights and interests of Tenant shall be deemed superior to and to have priority over the lien of said mortgage or deed of trust or the estate of such lease, as the case may be, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust or lease. In such event, Tenant shall execute and deliver whatever instruments may be reasonably required by such Mortgagee to confirm such superiority on the form customarily used by such party. If Tenant fails to execute any instrument required to be executed by Tenant under this Section 21 within fifteen (15) days after request, and such failure continues more than three (3) business days after a second notice from Landlord, then such failure shall constitute a Default hereunder. Notwithstanding anything in this Section 21 to the contrary, Landlord agrees to use reasonable efforts to procure a non-disturbance agreement from any present and future Mortgagee on a commercially reasonable form. Tenant understands that Tenant’s obligations under this Lease shall not be conditioned upon Landlord’s obtaining such non-disturbance agreement and Tenant’s sole and exclusive remedy for Landlord’s failure to use such efforts shall be a claim for actual damages directly caused as a result of such breach (excluding any indirect, consequential or punitive damages), which damages shall not exceed the amount of Rent payable under this Lease from and after the date of said Landlord’s default, and in no event shall Tenant be entitled to terminate this Lease or to any abatement of Rent as a result of such breach.
22. QUIET ENJOYMENT.
As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term, free from interference by Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.
23. BROKER.
Tenant represents to Landlord that Tenant has dealt only with the brokers set forth in Item 10 of the Schedule (the “Brokers”) in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Lease. Landlord agrees to pay the Brokers a commission in accordance with the separate agreement between Landlord and the Brokers. Tenant agrees that it will not retain any broker, other than Tenant’s Broker set forth in Item 10 of the Schedule, to act by or on behalf of Tenant in connection with Tenant’s exercise of its rights set forth in Sections 1B, 28, 29 or 30 prior to the first anniversary of the Effective Date.

24. NOTICES.
All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to Landlord or Tenant, as the case may be, at the address set forth above (in the case of Tenant, such address shall be applicable only prior to the Commencement Date and Tenant’s address shall be the Premises following the Commencement Date) or at such other address as either party may hereafter designate. Separate notices to Tenant shall be delivered to the attention of the General Counsel and to the Chief Financial Officer, also at the Premises or such other address as Tenant may hereafter designate. Notices shall be delivered by hand or by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight air courier service. Notices shall be considered to have been given upon the earlier to occur of actual receipt, three (3) business days after posting in the United States mail or the first (1st) business day after delivery to the courier service.
25. MISCELLANEOUS.
A. Successors and Assigns.
Subject to Section 14 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns; and all references herein to Landlord and Tenant shall be deemed to include all such parties.
B. Entire Agreement.
This Lease, and the exhibits attached hereto which are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant; and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
C. Time of Essence.
Time is of the essence of this Lease and each and all of its provisions.
D. Execution and Delivery.
Submission of this instrument for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant.
E. Severability.
The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.
F. Governing Law.
This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
G. Attorneys’ Fees.
The nonprevailing party shall pay the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in successfully enforcing the nonprevailing party’s obligations or successfully defending the prevailing party’s rights under this Lease against the nonprevailing party.

H. Force Majeure.
Landlord shall not be in default hereunder and Tenant shall not be excused from performing any of its obligations hereunder if Landlord is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond Landlord’s reasonable control. Tenant shall not be in default hereunder and Landlord shall not be excused from performing any of its obligations hereunder if Tenant is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond Tenant’s reasonable control (provided, however, no cause of any sort shall excuse Tenant from its obligations to pay Rent when due and to surrender the Premises upon the expiration of the Term as provided herein).
I. Captions.
The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.
J. No Waiver.
No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated. No payment of money by Tenant to Landlord shall be deemed to be a waiver of Tenant’s right to dispute the amount claimed by Landlord to be due. No waiver of any default of Landlord shall be implied from any omission by Tenant to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.
K. Recording.
Tenant shall not record this Lease but may record a memorandum of this Lease, in a form reasonably acceptable to Landlord, in the official records.
L. Limitation of Liability.
Any liability of Landlord under this Lease shall be limited solely to its equity interest in the Complex, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

M. Financial Information.
Tenant shall, upon Landlord’s written request from time to time, but no more frequently than twice per year, furnish Landlord with Tenant’s most recent financial statements (audited if available), as well as any other written information reasonably requested by Landlord relating to Tenant’s creditworthiness and liquidity. Tenant represents and warrants that all such financial information furnished to Landlord will be true and correct in all material respects. Landlord shall keep such financial information confidential, other than disclosure to purchasers and lenders (prospective and actual), and will request all purchasers and lenders (prospective and actual) to whom Landlord divulges such information to likewise keep the information confidential. Landlord may also disclose such information in connection with any legal proceeding between Landlord and Tenant. The provisions of this Section 25M shall not apply if and for so long as securities of Tenant are traded on a national stock exchange and Tenant’s financial information is thus publicly available.
N. Anti-Terrorism Representation.
Neither Landlord nor Tenant nor any of their respective affiliates or constituents nor, to the best of Landlord’s or Tenant’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Landlord nor Tenant nor any of their respective affiliates or constituents nor, to the best of Landlord’s or Tenant’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Landlord’s and Tenant’s knowledge neither Landlord nor Tenant nor any of their respective affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false than it shall be considered a default under this Lease and the other party shall have the right to exercise all of the remedies set forth in this Lease in the event of a default.

O. Consent/Approval.
Throughout this Lease, anywhere Landlord’s or Tenant’s consent or approval is required, unless otherwise specified, such consent or approval shall not be unreasonably withheld, conditioned or delayed.
P. Counterparts; Delivery.
These Lease may be executed in counterparts and such counterparts, when taken together, shall be deemed to constitute a single instrument. Executed copies of this Lease may be delivered by electronic or facsimile transmission with the same effect as if they were personally delivered.
26. PARKING.
Landlord agrees to furnish to Tenant during the Term, including any Extension Term (as hereinafter defined), at no additional charge, twenty (20) reserved parking spaces in the Complex’s parking structure (the “Garage”), for so long as this Lease is in full force and effect and Tenant is not in Material Default under this Lease. Such parking spaces shall be at the approximate locations shown on Exhibit F attached hereto, but such locations may be changed from time to time by Landlord by notice to Tenant if required to comply with any laws (for example, if Landlord must instead designate such spaces as spaces for handicapped parking), so long as the relocated spaces are in a prominent location in the Garage. Landlord shall mark such parking spaces in a reasonable manner, to include Tenant’s name, to indicate to third parties that such spaces are reserved for the use by Tenant, but Landlord shall have no responsibility for or liability in the event of any unauthorized use of said parking spaces. Upon notice from Tenant to Landlord of unauthorized use of Tenant’s reserved parking spaces, Landlord or its agent shall use commercially reasonably efforts to eliminate such unauthorized use. Tenant shall cooperate with such efforts by Landlord, including, without limitation, providing a list of all authorized automobiles and using windshield stickers. In addition to Tenant’s right to use said parking spaces in the Garage, for so long as this Lease is in full force and effect and Tenant is not in Default hereunder, Tenant may use for parking the other parking areas serving the Complex free of charge on a first come, first-served basis with other tenants of the Building and their guests and invitees. Landlord may designate specific parking spaces as reserved for other tenants and Tenant shall not use, or allow its employees to use, such spaces. Use of all of the parking spaces described in this Section 26 is subject to reasonable rules and regulations promulgated from time to time by Landlord. It is intended that the Complex will have approximately 3.8 parking spaces per 1,000 square feet of Rentable Area in the Complex. Tenant expects to require the use of more than 3.8 parking spaces per 1,000 square feet of Rentable Area of the Premises. If at any time during the Term either Tenant or other tenants or occupants of the Complex do not have adequate parking spaces available, Landlord will cooperate with Tenant and such other parties to solve the problem. If Landlord elects to institute a valet parking system with “double-stacking” of cars (assuming such a system is lawful), Tenant agrees that the costs of such valet service may be included in Expenses.
27. TENANT IDENTIFICATION.
A. Tenant Signs.
Tenant shall have the right to maintain signs on those parts of the Complex identified below without payment of any additional Rent, provided the design and installation of such signs complies with the requirements of all public authorities and the design and installation of such signs is subject to the prior reasonable approval of Landlord:

(i) Up to two (2) signs at the top of the Building, which right shall be exclusive to Tenant;
(ii) a sign in a prominent location in or near the ground floor elevator lobby of the Building;
(iii) a sign in the elevator lobby of each full floor included in the Premises;
(iv) signs any place within the Premises;
(v) Landlord expects to have the right to install two (2) monument signs for the Complex. If two (2) such monument signs are allowed to be installed, Tenant may place its name on the monument sign closest to the Building, and if and for so long as Tenant is the largest tenant in the Building (in terms of Rentable Area leased in the Building), Tenant’s name shall be on the top of such monument sign. If only one such monument sign is allowed to be installed, Tenant may place its name on such monument sign, and if and for so long as Tenant is the largest tenant in the Complex (in terms of Rentable Area leased in the Complex), Tenant’s name shall be on the top of such monument sign; and
(vi) a temporary sign on the Building announcing (i) Tenant’s upcoming tenancy of the Building, (ii) Landlord’s ownership of the Building, and (iii) the existence of available space in the Complex.
Tenant shall be responsible for all costs associated with fabricating, permitting, installing, maintaining and removing such signs. The costs of permitting, fabricating and installing may be paid out of “Landlord’s Contribution” or the “Additional Allowance” in accordance with the Work Letter. Within sixty (60) days after the expiration or earlier termination of this Lease, Tenant shall remove all such identifying signage set forth above and repair any damage caused by such removal (provided Tenant shall remove the sign described in clause (vi) not later than the Commencement Date). In addition, Tenant shall have the right to list Tenant’s designated employees in the directory in the lobby of the Building (not to exceed Tenant’s Proportionate Share of such listings).

B. Conditions.
Tenant’s rights to the signage described in clauses (i), (ii), (v) and (vi) of subsection A above are conditioned on Tenant not being in Material Default and this Lease being in full force and effect. Tenant’s rights to the signage described in clauses (i), (ii), (v) and (vi) of Subsection A above are limited to Tenant, a Qualified Affiliate, any permitted assignee and any permitted sublessee that subleases at least two (2) whole floors in the Building. Furthermore, Tenant’s rights to the signage described in clause (i) of Subsection A above are conditioned on (x) Tenant may use two such signs only if Tenant, including any of its Qualified Affiliates, is then leasing an area in the Complex equal to or greater than the Initial Rentable Area (less the Contraction Space, if Tenant has exercised the Contraction Option (as such terms are hereinafter defined)), otherwise Tenant may use one such sign for so long as it leases at least two (2) whole floors in the Building. The maximum legal allowable sign area for the building-mounted signs at the Complex shall be allocated evenly between the Building and the North Building. Tenant’s rights to the signage described in clauses (ii) and (v) of Subsection A above are conditioned on Tenant, including any of its Qualified Affiliates, leasing a Rentable Area within the Building equal to or greater than seventy-five percent (75%) of the Initial Rentable Area. If the foregoing conditions are not satisfied, then Landlord may remove, or require Tenant to remove within sixty (60) days after notice from Landlord, Tenant’s identifying signage set forth in clauses (i) (ii) and (v) of Section 27A, as applicable.
28. EXPANSION OPTIONS.
A. Initial Expansion Option.
Tenant shall have the right, by giving written notice (the “Initial Expansion Notice”) to Landlord on or before the date that is eight (8) months after the Effective Date, to lease up to the balance of all of the rentable space on the 4th Floor of the Building and, if Tenant leases all of such space, any space on the 3rd floor of the Building, upon the same terms and conditions as the remainder of the initial Premises, including, without limitation, at the same rate of Base Rent, except as otherwise provided herein. Concurrently with execution of the lease amendment described below, Tenant shall increase the Security Deposit by an amount equal to (i) the amount of the Security Deposit per square foot of Rentable Area of the balance of the Premises multiplied by (ii) the Rentable Area of the Initial Expansion Space (as hereinafter defined) (and such amount shall be reduced during the Term in accordance with, and subject to the terms and conditions of, Section 18B). In the Initial Expansion Notice, Tenant shall designate the space to be leased by Tenant (the “Initial Expansion Space”). The configuration of both the Initial Expansion Space and any remaining portion of said floor shall be capable of satisfying all applicable building codes and shall otherwise be in a reasonably marketable configuration, which shall include a reasonable portion of the window lines and reasonable access to the elevator lobbies. If Tenant elects to take less than all of the 3rd or 4th floor, Landlord shall be responsible, at its expense, for designing, permitting and constructing the common corridor on such floor. If Tenant elects to lease the Initial Expansion Space, Landlord and Tenant shall enter into a work letter agreement governing the initial leasehold improvements for such space comparable to the Work Letter, provided the relevant dates shall be equitably adjusted based upon the date Tenant delivers the Initial Expansion Notice. The commencement date of Tenant’s lease of the Initial Expansion Space shall be the date that is seven (7) months after the space is available for the commencement of the leasehold improvements (regardless of whether Tenant has obtained a building permit for such leasehold improvements) and the rent commencement date for the Initial Expansion Space shall be the later to occur of (x) the commencement date of the lease term for such space (unless Landlord’s construction of the common corridor as described above or failure to complete Landlord’s Work (as defined in the Work Letter) in the Initial Expansion Space delays the performance of the leasehold improvements in the Initial Expansion Space, in which case the rent commencement date for the Initial Expansion Space shall be deferred by a number of days equal to the number of days of delay so caused by Landlord) and (y) the Rent Commencement Date for the initial Premises. Landlord shall not be liable for any delay in completion of the leasehold improvements in the Initial Expansion Space and, except as expressly provided above, such delay shall not defer the rent commencement date for the Initial Expansion Space. Tenant may not exercise its right to lease the Initial Expansion Space if Tenant is in Material Default under this Lease or Tenant has sublet or assigned this Lease (other than to Qualified Affiliate). If Tenant elects to lease the Initial Expansion Space, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting Tenant’s lease of the Initial Expansion Space upon the terms provided herein, which amendment shall be executed and delivered within thirty (30) days after Tenant delivers the Initial Expansion Notice.
B. Available Expansion Option.
Tenant shall have the right, by giving written notice (the “Available Expansion Notice”) to Landlord on or before the date that is twelve (12) months after the Effective Date, to lease additional space in the Building upon the same terms and conditions as the remainder of the initial Premises, including, without limitation, at the same rate of Base Rent, if (and only if) such space is then available for lease, except as otherwise provided herein. Concurrently with execution of the lease amendment described below, Tenant shall increase the Security Deposit by an amount equal to (i) the amount of the Security Deposit per square foot of Rentable Area of the balance of the Premises multiplied by (ii) the Rentable Area of the Available Expansion Space (as hereinafter defined) (and such amount shall be reduced during the Term in accordance with, and subject to the terms and conditions of, Section 18B). Space will not be considered “available for lease” if Landlord has exchanged proposals more than once with a third party or entered into negotiations with a third party for a lease for such space, or if another tenant has an option to lease such space. Upon Tenant’s request from time to time prior to the date that is twelve (12) months after the Effective Date, Landlord shall notify Tenant of the space in the Building that is then available for lease. In the Available Expansion Notice, Tenant shall designate the space Tenant desires to lease (the “Available Expansion Space”). The configuration of both the Available Expansion Space and any remaining portion of said floor shall be capable of satisfying all applicable building codes and shall otherwise be in a reasonably marketable configuration, which shall include a reasonable portion of the window lines and reasonable access to the elevator lobbies. If Tenant takes less than all of the space on a floor, Landlord shall be responsible, at its expense, for designing, permitting and constructing the common corridor on such floor. If Tenant elects to lease the Available Expansion Space, Landlord and Tenant shall enter into a work letter agreement governing the initial leasehold improvements for such space comparable to the Work Letter, provided the relevant dates shall be equitably adjusted based upon the date Tenant delivers the Available Expansion Notice. The commencement date of Tenant’s lease of the Available Expansion Space shall be the date that is seven (7) months after the space is available for the commencement of the leasehold improvements (regardless of whether Tenant has obtained a building permit for such leasehold improvements) and the rent commencement date for the Available Expansion Space shall be the later to occur of (x) the commencement date of the lease term for such space (unless Landlord’s construction of the common corridor as described above or failure to complete Landlord’s Work in the Available Expansion Space delays the performance of the leasehold improvements in the Available Expansion Space, in which case the rent commencement date for the Available Expansion Space shall be deferred by a number of days equal to the number of days of delay so caused by Landlord) and (y) the Rent Commencement Date for the initial Premises. Landlord shall not be liable for any delay in completion of the leasehold improvements in the Available Expansion Space and, except as expressly provided above, such delay shall not defer the rent commencement date for the Available Expansion Space. Tenant may not exercise its right to lease the Available Expansion Space if Tenant is in Material Default under this Lease or Tenant has sublet or assigned this Lease (other than to Qualified Affiliate). If Tenant elects to lease the Available Expansion Space, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting Tenant’s lease of the Available Expansion Space upon the terms provided herein, which amendment shall be executed and delivered within thirty (30) days after Tenant delivers the Available Expansion Notice.
29. RIGHT OF FIRST REFUSAL.
A. Right of First Refusal.
Landlord hereby grants to Tenant an ongoing option to lease (the “Right of First Refusal”) any portion of the rentable space in the Building (the “First Refusal Space”), upon the terms and conditions that Landlord is prepared to lease such portion of the First Refusal Space to a third party. Tenant’s rights hereunder shall not be applicable to any such First Refusal Space which becomes available for leasing during the last year of the Term (i.e., the last year of the initial Term or the last year of the First Extension Term (as hereinafter defined) unless Tenant has exercised the applicable Extension Option) or the last three (3) years of the Second Extension Term (as hereinafter defined). Tenant’s Right of First Refusal is subject and subordinate to any renewal or extension granted to another tenant subsequent to execution of this Lease if such renewal or extension rights were set forth in a Refusal Notice (as hereinafter defined) and Tenant declined to exercise its Right of First Refusal with respect to such Refusal Notice. Furthermore, Tenant’s Right of First Refusal is subject and subordinate to any expansion right or option (including a right of first offer or a right of first refusal) granted by Landlord to another tenant at any time that Tenant is subleasing more than 27,500 rentable square feet of the Premises or at any time after Tenant elects to exercise the Extension Option with respect to a Rentable Area of less than 75% of the Initial Rentable Area, provided such expansion rights or options were set forth in a Refusal Notice and Tenant declined to exercise its Right of First Refusal with respect to such Refusal Notice. Tenant’s Right of First Refusal shall not apply to any Contraction Space (as hereinafter defined) or to any part of the Premises that is not extended in connection with Tenant’s exercise of an Extension Option (as hereinafter defined) for the period commencing on the date Landlord exercises the Contraction Option (as hereinafter defined) or the Extension Option, respectively, and expiring one (1) year after the Contraction Date (as hereinafter defined) or the commencement of the Extension Term (as hereinafter defined), respectively. Furthermore, Tenant may not exercise (and Landlord is not encumbered by) the Right of First Refusal at any time while Tenant is in Material Default or this Lease is not in full force and effect.

B. Refusal Notice.
Prior to Landlord’s leasing any portion of the First Refusal Space, Landlord shall give Tenant a written notice (the “Refusal Notice”) which will include a copy of the executed letter of intent between Landlord and a third party (which may be non-binding). Landlord may redact the identity of the third party if the third party requests confidentiality. The Refusal Notice or its attachments must set forth (i) the location, (ii) the Rentable Area, (iii) the proposed availability date (the “First Refusal Space Commencement Date”) and lease term, (iv) the rental rate, (v) the tenant improvement allowances and base building improvements, and (vi) all other economic terms being offered with respect to such First Refusal Space.
C. Exercise.
Tenant’s exercise of its Right of First Refusal to lease the portion of the First Refusal Space on the terms described in the applicable Refusal Notice shall be made by written notice from Tenant to Landlord given not later than five (5) business days after the Refusal Notice is delivered. If such right is not so exercised, Tenant’s Right of First Refusal shall thereupon terminate as to such portion of the First Refusal Space described in the Refusal Notice, and Landlord may thereafter offer such portion of the First Refusal Space to the third party that triggered the Refusal Notice under terms which are materially the same or more favorable to Landlord as those set forth in the applicable Refusal Notice and with a rental rate and other economic terms which are effectively 95% or more of the rental rate and other economic terms which were offered to Tenant in the applicable Refusal Notice. If Landlord, within six (6) months after the date of the Refusal Notice, does not enter into a lease of such portion of the First Refusal Space with such third party that triggered the Refusal Notice under terms which are materially the same or more favorable to Landlord as those set forth in the applicable Refusal Notice and with a rental rate and other economic terms which are effectively 95% or more of the rental rate and other economic terms which were offered to Tenant in the applicable Refusal Notice, or if Landlord has entered into such a lease and such lease has expired or terminated, then Tenant’s rights under this Section to lease such portion of the First Refusal Space shall not terminate but shall continue in full force and effect.
D. Terms of First Refusal Space.
If Tenant has validly exercised its Right of First Refusal, then effective as of the applicable First Refusal Space Commencement Date, such portion of the First Refusal Space shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except that:
(i) the term of the demise covering such portion of the First Refusal Space shall commence on the last to occur of (i) the applicable First Refusal Space Commencement Date designated in the Refusal Notice and (ii) the date Landlord delivers possession of the First Refusal Space to Tenant. Landlord agrees to use commercially reasonably efforts to deliver the applicable First Refusal Space to Tenant on the First Refusal Space Commencement Date designated in the Refusal Notice. The lease term of the demise covering such portion of the First Refusal Space shall expire on the last day of the term set forth in the Refusal Notice;

(ii) the rent per square foot of Rentable Area for such portion of the First Refusal Space shall be equal to the rental rate quoted by Landlord to Tenant in the Refusal Notice;
(iii) the Rentable Area of the Premises shall be increased by the Rentable Area of such portion of the First Refusal Space and such Rentable Area of the Premises as increased shall be utilized in calculating the increase in Tenant’s Proportionate Share, which Rentable Area and which increase in Tenant’s Proportionate Share shall be determined in accordance with Section 2 above (or in accordance with the Refusal Notice, if different);
(iv) Landlord shall provide any base building improvements and tenant improvement allowance quoted by Landlord to Tenant in the Refusal Notice, otherwise Tenant shall accept the First Refusal Space in an “as-is”, “where-is” physical condition, without any agreement, representation, credit or allowance from Landlord with respect to the improvement or condition thereof; and
(v) Unless Tenant is no longer required to maintain the Security Deposit pursuant to Section 18B, Tenant shall increase the Security Deposit by an amount equal to the number of months of Monthly Base Rent for the First Refusal Space that is equivalent to the number of months of Monthly Base Rent then being held by Landlord as the Security Deposit for the balance of the Premises.
Notwithstanding the foregoing, if the First Refusal Space Commencement Date specified in the Refusal Notice is on or before the third anniversary of the Rent Commencement Date, then:
(u) Landlord agrees to use commercially reasonably efforts to cause the First Refusal Space to be available for the commencement of leasehold improvements on the First Refusal Space Commencement Date designated in the Refusal Notice. The term of the demise covering such portion of the First Refusal Space shall commence on the first to occur of (i) seven (7) months after the date the First Refusal Space is available for the commencement of leasehold improvements (regardless of whether Tenant has obtained a building permit for such leasehold improvements) and (ii) the date Tenant commences business operations in the First Refusal Space. The rent commencement date for such First Refusal Space shall be the commencement date for such space, but not earlier than the Rent Commencement Date for the initial Premises (unless Landlord’s failure to complete Landlord’s Work in the First Refusal Space delays the performance of the leasehold improvements in the First Refusal Space, in which case the rent commencement date for the First Refusal Space shall be deferred by a number of days equal to the number of days of delay so caused by Landlord). The lease term of the demise covering such portion of the First Refusal Space shall expire on the Expiration Date;

(v) the Base Rent for the First Refusal Space shall at all times be at a rate per rentable square foot of the First Refusal Space equal to the rate of Base Rent per rentable square foot of the initial Premises and Tenant’s Proportionate Share of the Building shall be increased to reflect the addition of the Actual Option Space to the Premises;
(w) the Rentable Area of the Premises shall be increased by the Rentable Area of such portion of the First Refusal Space and such Rentable Area of the Premises as increased shall be utilized in calculating the increase in Tenant’s Proportionate Share, which Rentable Area and which increase in Tenant’s Proportionate Share shall be determined in accordance with Section 2 above;
(x) Landlord and Tenant shall enter into a work letter agreement governing the initial leasehold improvements for the First Refusal Space comparable to the Work Letter, provided the relevant dates shall be equitably adjusted based on the date Tenant exercises the Right of First Refusal. Landlord’s Contribution for the First Refusal Space shall equal the product of (A) $70.00 multiplied by (B) the quotient of (x) the number of full calendar months in the period commencing on the commencement of the lease term of the First Refusal Space and ending on the scheduled Expiration Date divided by (y) 120 multiplied by (C) the Rentable Area in square feet of the First Refusal Space. Landlord shall not be liable for any delay in completion of the leasehold improvements in the First Refusal Space and, except as expressly provided above, such delay shall not defer the rent commencement date for the First Refusal Space; and
(y) Unless Tenant is no longer required to maintain the Security Deposit pursuant to Section 18B, Tenant shall increase the Security Deposit by an amount equal to eight (8) months of Monthly Base Rent for the First Refusal Space (or, if the Security Deposit has previously been reduced pursuant to Section 18B, such lesser number of months of Monthly Base Rent as is then required for the balance of the Premises).
E. Amendment.
If Tenant exercises a Right of First Refusal, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the applicable First Refusal Space by Landlord to Tenant on the terms provided above, which amendment shall be executed and delivered within thirty (30) days after Tenant exercises the Right of First Refusal.
F. Termination.
Each Right of First Refusal shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of Tenant’s right to possession of all or any part of the Premises (except when arising out to Tenant’s valid exercise of the Contraction Option (as hereinafter defined) or an Extension Option), (3) the assignment of this Lease by Tenant (other than to a Qualified Affiliate), or (4) the failure of Tenant to timely or properly exercise the Right of First Refusal.

30. RIGHT OF FIRST OPPORTUNITY.
A. Option Space.
For purposes of this Lease, the “Option Space” shall mean all rentable space in the North Building.
B. Right of First Opportunity.
If (i) at any time there is no space available for lease (as defined in Section 28B) in the Building, (ii) Tenant is leasing at least a Rentable Area equal to the Initial Rentable Area and (iii) Tenant has not exercised an Extension Option with respect to less than seventy-five percent (75%) of the Premises then with respect to any lease which Landlord hereafter intends to enter into with a third-party tenant for either all or any portion of the Option Space (but excluding any new or renewal lease or lease expansion with any then existing tenant of all or any portion of the Option Space pursuant to an option or right in such tenant’s lease or, with respect to a renewal lease, pursuant to new negotiations between Landlord and such tenant), Landlord shall give Tenant written notice of such intent (“Landlord’s Notice”) prior to Landlord entering into such lease. Tenant’s rights hereunder shall not be applicable to any such Option Space which becomes available for leasing during the last year of the Term (i.e., the last year of the initial Term or the last year of the First Extension Term unless Tenant has exercised the applicable Extension Option) or the last three (3) years of the Second Extension Term. Landlord’s Notice shall specify (i) the location and rentable area of the portion of the Option Space which Landlord desires to lease (which is henceforth referred to as the “Actual Option Space”), (ii) the proposed lease term for the Actual Option Space, (iii) the date the Actual Option Space shall be available for occupancy, (iv) the annual rate of base rent per square foot of rentable area which Landlord desires to charge for the Actual Option Space, (v) the amount of all rent adjustments which Landlord desires to charge for the Actual Option Space, including, without limitation, fixed and/or indexed rent adjustments and rent adjustments for Expenses and Taxes for the Building (and corresponding base year, if applicable), and (vi) the tenant concessions (e.g., rent abatements and tenant improvement allowances), if any, which Landlord would be willing to provide to lease the Actual Option Space. Tenant shall thereupon have a right (the “Right of First Opportunity”) to lease all, but not less than all, of the Actual Option Space, subject to the following terms and conditions:
(i) Tenant gives Landlord a written notice of its election to exercise the Right of First Opportunity within fifteen (15) days after Landlord gives Tenant Landlord’s Notice (or seven (7) days if Tenant’s Right of First Opportunity is subordinate to another tenant’s rights or if Landlord is re-offering the Actual Option Space to Tenant as provided below in this Section 30B); and
(ii) Tenant is not in Material Default under this Lease, either on the date Tenant exercises the Right of First Opportunity or on the proposed commencement date of the lease term for the Actual Option Space, and this Lease is in full force and effect both on the date Tenant exercises the Right of First Opportunity and on the proposed commencement date of the lease term for the Actual Option Space.

If Tenant does not timely or properly exercise the Right of First Opportunity, Landlord may at any time thereafter lease the Actual Option Space to any third-party tenant on terms and provisions substantially the same as those set forth in Landlord’s Notice, without any further rights of Tenant to lease such space. For purposes hereof, the terms offered to a third-party tenant shall be deemed to be “substantially the same as those set forth in Landlord’s Notice” as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Actual Option Space to the third-party tenant when compared with the “bottom line” cost per rentable square foot under Landlord’s Notice, considering all of the economic terms of both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions. Landlord shall re-offer the space to Tenant if the terms offered to a third party tenant are not substantially the same as those set forth in Landlord’s Notice.
C. Terms.
If Tenant exercises the Right of First Opportunity, the following terms and provisions shall apply:
(i) Landlord shall lease the Actual Option Space to Tenant for a lease term commencing on the availability date specified in Landlord’s Notice and expiring on the date specified in Landlord’s Notice. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Actual Option Space on the availability date specified in Landlord’s Notice for any reason (including, without limitation, the failure of any existing tenant in such Actual Option Space to timely vacate its premises). If Landlord is unable to deliver possession of the Actual Option Space to Tenant by the specified availability date, then the commencement date of the lease term of the Actual Option Space shall be deferred until Landlord can deliver possession of the Actual Option Space to Tenant.
(ii) The Base Rent and Adjustment Rent payable for the Actual Option Space shall be as set forth in Landlord’s Notice.
(iii) Tenant shall not be entitled to any rental abatement for the Actual Option Space except as otherwise set forth in Landlord’s Notice.
(iv) Tenant shall accept the Actual Option Space in an “as-is”, “where-is” physical condition, without any agreement, representation, credit or allowance from Landlord with respect to the improvement or condition thereof, except as otherwise set forth in Landlord’s Notice.
(v) All of the terms and provisions of this Lease shall apply with respect to the Actual Option Space, except as the same may be inconsistent with the provisions of this Section 30.
(vi) Unless Tenant is no longer required to maintain the Security Deposit pursuant to Section 18B, Tenant shall increase the Security Deposit by an amount equal to eight (8) months of Monthly Base Rent for the Actual Option Space (or, if the Security Deposit has previously been reduced pursuant to Section 18B, such lesser number of months of Monthly Base Rent as is then required for the balance of the Premises).

D. Amendment.
If Tenant exercises the Right of First Opportunity, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Actual Option Space by Landlord to Tenant on the terms herein provided, which amendment shall be executed within thirty (30) days after Tenant exercises the Right of First Opportunity.
E. Termination.
Each Right of First Opportunity shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination by Landlord of Tenant’s right to possession of all or any part of the Premises (except when arising out of Tenant’s valid exercise of the Contraction Option or an Extension Option), (3) the exercise of an Extension Option with respect to a Rentable Area of less than seventy-five percent (75%) of the Initial Rentable Area, (4) the failure of Tenant to timely or properly exercise the Right of First Opportunity, or (5) the separation of the ownership of the Building and the North Tower.
31. CONTRACTION OPTION.
A. Contraction Option.
Provided Tenant is not then in Material Default, Tenant shall have the one-time option (the “Contraction Option”) to exclude from the Premises one full floor of the Premises, designated by Tenant as hereinafter provided, effective as of the last day of the fifth Lease Year or the seventh Lease Year (the “Contraction Date”).
B. Contraction Space.
The space excluded from the Premises pursuant to the Contraction Option (the “Contraction Space”) shall be the floor designated by Tenant, which is either the lowest or the highest full floor of the Building included in the Premises (not including Tenant’s space on the first floor), and which is, as of the date of notice of exercise of such Contraction Option, included in the Premises.
C. Exercise.
The Contraction Option shall be exercised by notice given by Tenant not less than nine (9) months prior to the Contraction Date.
D. Contraction Fee.
Tenant shall pay Landlord a fee (the “Contraction Fee”) equal to the unamortized amount of the tenant improvement allowance, brokers’ commissions and legal fees paid by Landlord in connection with the Contraction Space amortized over the scheduled portion of the initial Term of this Lease with respect to the Contraction Space, utilizing a 7% per annum interest rate. The Contraction Fee shall be paid on or before the Contraction Date. Notwithstanding the foregoing, Tenant may elect to instead pay the Contraction Fee to Landlord as additional rent over the balance of the initial Term, by written notice to Landlord prior to the Contraction Date. If Tenant so elects to pay the Contraction Fee over the balance of the initial Term, the amount of the Contraction Fee will be amortized on a straight-line basis over the period commencing on the Contraction Date and expiring on the Expiration Date (not including any extension of that date pursuant to the First Extension Option (as hereinafter defined)), with interest on the principal balance from time to time outstanding at seven percent (7%) per annum, compounded, and shall be paid by Tenant in equal monthly installments at the same time and in the same manner as Monthly Base Rent. Upon the early termination of the Term for any reason, the entire unpaid principal balance of the Contraction Fee and all accrued and unpaid interest thereon shall immediately become due and payable. Upon Tenant’s written request at any time, Landlord shall promptly thereafter notify Tenant of the Contraction Fee for any applicable Contraction Space (including showing Landlord’s calculation of such amount(s)), provided all components for determination of such fee are then known.
E. Terms.
If Tenant exercises the Contraction Option, then Tenant shall return the Contraction Space to Landlord on the Contraction Date in accordance with the requirements of this Lease, and on, and effective as of, such Contraction Date:
(i) Base Rent for the balance of the initial Term shall be reduced by the rental rates applicable to the Contraction Space (i.e., the applicable rate with respect to part of the initial Premises, Expansion Space, First Offer Space, First Refusal Space or other space leased by Tenant, if the Contraction Space consists of such space);
(ii) the Rentable Area of the Premises shall be reduced by the Rentable Area of such Contraction Space; and
(iii) Tenant’s Proportionate Share shall be reduced by a percentage for the Contraction Space determined pursuant to the formulas set forth in Section 2A(vi).
F. Confirmation.
Following exercise by Tenant of the Contraction Option, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a supplement to this Lease confirming the terms, conditions and provisions applicable after such contraction as determined in accordance herewith.
G. Termination.
The Contraction Option shall automatically terminate and become null and void upon the failure of Tenant to timely or properly exercise the Contraction Option.

32. EXTENSION OPTIONS.
A. First Extension Option.
Tenant shall have an option (the “First Extension Option”) to extend the Term with respect to (a) all of the Premises or (b) less than all of the Premises, but then only in full floor increments or all of the portion of the Premises on any floor, for one additional term (the “First Extension Term”) of five (5) years, upon the following terms and conditions:
(i) Tenant gives Landlord written notice of Tenant’s election to exercise the First Extension Option not later than twelve (12) months prior to the expiration date of the initial Term;
(ii) Tenant is not in Material Default under this Lease, either on the date Tenant exercises the First Extension Option or on the expiration date of the initial Term, and this Lease is in full force and effect on the date on which Tenant exercises the First Extension Option and on the proposed commencement date of the First Extension Term; and
(iii) Tenant may not extend the Term with respect to any space that is or will be subleased on or shortly after the commencement of the First Extension Term (other than to a Qualified Affiliate).
B. Second Extension Option.
Tenant shall have an option (the “Second Extension Option”) to extend the Term with respect to (a) all of the Premises or (b) less than all of the Premises, but then only in full floor increments or all of the portion of the Premises on any floor, for one additional term (the “Second Extension Term”) of five (5) years, upon the following terms and conditions:
(i) Tenant gives Landlord written notice of Tenant’s election to exercise the Second Extension Option not later than twelve (12) months prior to the expiration date of the First Extension Term;
(ii) Tenant is not in Material Default under this Lease, either on the date Tenant exercises the Second Extension Option or on the expiration date of the First Extension Term, and this Lease is in full force and effect on the date on which Tenant exercises the Second Extension Option and on the proposed commencement date of the Second Extension Term; and
(iii) Tenant may not extend the Term with respect to any space that is or will be subleased on or shortly after the commencement of the Second Extension Term (other than to a Qualified Affiliate).
C. Terms.
If Tenant timely and properly exercises the First Extension Option or the Second Extension Option (each, an “Extension Option”):

(i) The Base Rent payable for the First Extension Term or the Second Extension Term, as applicable (each, an “Extension Term”), shall be equal to 95% of the “market rate of rent” that Landlord reasonably estimates is then in effect. “Market rate of rent” shall mean the total rate of base rent, as reasonably determined by Landlord, including component parts of such rate of rent such as the initial base rent, fixed and/or indexed rental adjustments and all rental adjustments for Taxes and Expenses, taking into account landlord contributions, if any, to taxes and expenses (i.e., any “base year” or “stop”) and tenant concessions, if any, such as rent abatements and tenant improvement allowances, which Landlord and landlords of comparable buildings in the Reston/Herndon, Virginia submarket are offering to new third party tenants for office space comparable to the Premises (taking into account the window-line and view, the length of the term and the size and level of improvements of the spaces). The Base Rent payable during the Extension Term shall be subject to adjustment during the Extension Term as provided in Landlord’s written notice setting forth the market rate of rent. There shall be no abatement of Base Rent or Adjustment Rent for the Premises during the Extension Term, except as may be specifically provided in Landlord’s written notice setting forth the market rate of rent.
(ii) Upon Tenant’s exercise of an Extension Option, Landlord shall provide to Tenant written notice of Landlord’s determination of the “market rate of rent” within ten (10) days. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the proposed “market rate of rent” within which to accept such proposed “market rate of rent” or to object thereto in writing. If Tenant so objects, Landlord and Tenant shall attempt to agree upon such “market rate of rent” in good faith. If Landlord and Tenant fail to reach agreement by the date that is ten (10) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then each party’s good faith determination of “market rate of rent” shall be submitted by sealed bid to arbitration in accordance with the following procedure:
(1) Not later than ten (10) days following the Outside Agreement Date, Landlord and Tenant shall each appoint one independent arbitrator who shall by profession be a real estate appraiser (with the professional designation of M.A.I. or, if M.A.I. ceases to exist, a comparable designation from an equivalent professional appraiser organization) or office leasing broker who shall have been active over the 10-year period ending on the date of such appointment in appraising or leasing of commercial office properties in the Reston/Herndon, Virginia submarket. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted “market rate of rent” for the Extension Term is the closest to the “market rate of rent” for the Extension Term as determined by the arbitrators, taking into account the elements listed in Section 32.
(2) The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. If the two arbitrators fail to agree upon and appoint a third arbitrator, both arbitrators shall be dismissed and Landlord and Tenant each shall promptly select and appoint one new arbitrator each possessing the qualifications above.

(3) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted “market rate of rent” (no compromise position may be selected) and shall notify Landlord and Tenant thereof in writing.
(4) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant and judgment upon such decision may be entered into by any court having jurisdiction over Landlord and Tenant.
(5) Notwithstanding the foregoing, if either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the Outside Agreement Date as provided above and such failure to appoint an arbitrator is not cured within five (5) days after receipt by such failing party of written demand to do so by the other party (which other party shall have appointed its arbitrator prior to sending such written demand), then the arbitrator appointed by the party sending such demand, acting alone, shall reach a decision on the applicable “market rate of rent,” notify Landlord and Tenant in writing thereof, and such arbitrator’s decision shall be binding on Landlord and Tenant.
(6) If, after the market rate of rent is determined pursuant to the foregoing procedure, Tenant desires not to extend the Term, Tenant may rescind its exercise of the Extension Option by written notice to Landlord within thirty (30) days after the market rate of rent is determined. Tenant’s failure to timely rescind its exercise of the Extension Option shall be deemed to be Tenant’s acceptance of the market rate of rent.
(7) Each party shall bear the costs and fees of the arbitrator appointed by such party and shall split the costs and fess of the third arbitrator, provided if Tenant elects to rescind its exercise of the Extension Option as provided in Section 30C(ii)(6), Tenant shall pay the costs and fees of all three arbitrators.
(iii) Tenant shall have no further options to extend the Term of this Lease beyond the expiration date of the Second Extension Term.
(iv) Except as included in the determination of the “market rate of rent”, Landlord shall not be obligated to perform any leasehold improvement work in the Premises or to give Tenant any allowance for any such work or any other purposes during or for an Extension Term.
(v) Except for the rate of Base Rent and, if applicable, the Base Year, and except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during each Extension Term.

D. Amendment.
If Tenant exercises an Extension Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Premises by Landlord to Tenant for the Extension Term on the terms provided above, which amendment shall be executed and delivered within thirty (30) days after Tenant exercises the Extension Option.
E. Termination.
Each Extension Option shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of Tenant’s right to possession of all or any part of the Premises (except when arising out of Tenant’s valid exercise of the Contraction Option or an Extension Option), (3) the assignment of this Lease by Tenant (other than to a Qualified Affiliate), or (4) the failure of Tenant to timely or properly exercise the Extension Option.
33. RIGHT OF FIRST OFFER UPON SALE OF THE COMPLEX.
A. Offer.
Landlord hereby grants to Tenant the one-time right of first offer to purchase the Complex, all related fixtures, equipment and personal property used in the operation of the Complex (but not a separate unrelated sale of any such fixtures, equipment and personal property), and any appurtenant easement rights relating to any of the foregoing (collectively, for the purposes of this Section 33, the “Property”) in accordance with the terms of this Section 33. If Landlord intends to sell the Building separate from the balance of the Complex, the “Property” shall instead mean the Building and the related fixtures, equipment and personal property used in the operation of the Building. Except as provided in Section 33D below, such right shall apply to the first to occur of a sale of Landlord’s interest in a ground lease, a creation of a ground lease after the date hereof, a sale of a fee interest in the Property or any substantial portion thereof, a sale of the entire or any controlling part of the beneficial interest in any land trust which holds any ground lease or fee interest or a sale of the entire or any controlling part of the ownership interests in any corporation, partnership, limited liability company or other entity holding title to the Property. Tenant’s rights under this Section 33 are conditioned on the Rentable Area of the Premises being equal to or greater than the Initial Rentable Area, Tenant not being in Material Default and this Lease being in full force and effect.
B. Offering Notice.
If at any time prior to or during the Term Landlord desires to sell (which would include any long term lease of all or substantially all of the Complex) all or any portion of the Property, whether such proposed sale arises as a result of an offer from a third party (provided, however, that Landlord is considering accepting such offer) or is initiated by Landlord, prior to entering into material negotiations with any third party purchaser Landlord shall give notice (the “Offering Notice”) to Tenant of the terms upon which Landlord is prepared to offer the Property or such portion thereof for sale, which Offering Notice shall contain the purchase price and other material terms and conditions of the proposed sale (such terms and conditions being hereinafter referred to as the “Offer”). Within fifteen (15) days after Tenant’s receipt of the Offering Notice, Tenant shall notify Landlord whether or not Tenant desires to enter into purchase negotiations with Landlord. Tenant’s failure to give such notice within such fifteen (15)

day period shall be deemed to be an election by Tenant not to enter into negotiations or accept the Offer, and Landlord shall have the right to offer the Property or such portion thereof, as the case may be, for sale to any third party purchaser, subject to the provisions of Section 33C below. If Tenant notifies Landlord that it desires to enter into negotiations to purchase the Property or such portion thereof, then for a period of fifteen (15) days thereafter (i) Landlord shall permit Tenant and its agents to review and inspect the Property and all books, records, reports, studies, surveys, assessments and other documents and information concerning the Property which are in the possession of or available to Landlord or its agents and (ii) Landlord and Tenant shall negotiate in good faith a purchase and sale agreement based upon the Offering Notice. If Landlord and Tenant fail to conclude such negotiations within such fifteen (15) day period, Landlord shall have the right to offer the Property or such portion thereof, as the case may be, for sale to any third party purchaser, subject to the provisions of Section 33C below.
C. Price Protection.
Landlord shall not have the right to sell or offer the Property or any portion thereof, as the case may be, for sale to a third party at a net equivalent price (which includes the net equivalent cash value of any non-cash consideration, including exchange properties) less than 90% of the price offered by Tenant to Landlord in response to any Offering Notice (or 90% of the price set forth in Landlord’s Offering Notice if Tenant did not respond to said Offering Notice) without giving Tenant a further Offering Notice pursuant to Section 33B above. Tenant shall have all of the rights provided for in Section 33B above as to such further Offering Notice and, in addition, the right to purchase the Property or portion thereof, as the case may be, on the terms and conditions set forth in such further Offering Notice, except Tenant must respond to such further Offering Notice within ten (10) days.
D. Exclusions.
The right of first offer granted to Tenant in this Article shall not apply to:
(i) Any transfer to a land trust, provided that immediately following such transfer Landlord is the owner of 100% of the beneficial interest in such land trust;
(ii) Any transfer to a third party as collateral for financing purposes, including, without limitation, any sale and leaseback financing transaction;
(iii) Any transfer to a third party resulting from foreclosure, deed in lieu of foreclosure or sale pursuant to the Uniform Commercial Code of any collateral interest in Landlord or the Property or any portion thereof under any mortgage, trust deed or collateral assignment of beneficial interest in any land trust to a third party, or any subsequent transfer of such interest by the purchaser at any such foreclosure sale;

(iv) In the event Landlord is a partnership, any transfer to an individual partner of Landlord, or in the event Landlord is a limited liability company, any transfer to a member of Landlord, provided that such transfer is in the nature of a workout of a bona fide dispute between the parties and not intended to frustrate the purposes of this Article 33;
(v) Any conversion of a debt interest into an equity interest, provided the purpose of such transaction is a bona fide financing transaction and not intended to frustrate the purposes of this Section 33;
(vi) Any transfer to a family member or a related trust in connection with the death or estate planning of any person with an equity interest in Landlord; and
(vii) Any transfer in conjunction with a sale of one or more properties in addition to the Complex (i.e., the Complex and one or more properties that are not part of the Complex).
E. Termination.
The right of first offer set forth in this Section 33 shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of Tenant’s right to possession of all or any part of the Premises (except when arising out of Tenant’s valid exercise of the Contraction Option or an Extension Option), (3) the exercise of an Extension Option with respect to a Rentable Area of less than 75% of the Initial Rentable Area, (4) the assignment of this Lease by Tenant (other than to a Qualified Affiliate), or (5) the failure of Tenant to timely or properly exercise the right of first offer.
34. USE OF ROOF AND RISERS.
Throughout the Term of this Lease, Tenant shall have access to and the right to use a portion of the roof area of the Building (not to exceed Tenant’s Proportionate Share of the roof area of the Building after deducting areas used by Building systems) for the purpose of erection and maintenance of up to three (3) communications antennas. Such rights shall be for the personal use of Tenant. Landlord shall have the right to approve such installations, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall reasonably agree on the location of the area or areas to be utilized by Tenant. Tenant shall be responsible for obtaining and maintaining all governmental permits and licenses needed for such installations and Landlord agrees to cooperate with Tenant in this regard in any reasonable manner requested by Tenant. Tenant shall pay all costs of installing, maintaining, insuring and removing such equipment, but such use shall otherwise be without charge. Tenant shall operate and maintain any such equipment in accordance with all applicable laws, statutes, codes and ordinances. Tenant shall operate any such equipment in such a manner as will not materially interfere with any other equipment which is then operating in the Complex at the time Tenant first installs such equipment. Tenant shall install any such rooftop equipment in a manner which does not void any existing warranty on the roof of the Building. Landlord shall not use, or permit any other tenant or third party to use, the roof for any purpose which would interfere with Tenant’s use of the roof. Upon the expiration of earlier termination of this Lease, Tenant shall remove all such equipment from the roof of the Building and repair any damage caused by such removal, including removing any cabling and conduit connecting such equipment to the Premises.

35. STANDBY GENERATOR LICENSE.
A. License.
It is understood that Tenant desires to use certain space outside the Building, at the location set forth on Exhibit G attached hereto and made a part hereof (the “Generator Pad”), for Tenant’s exclusive use to install, operate and maintain certain standby power generating facilities and related equipment (collectively, “Generator Equipment”) directly related to the business of Tenant at the Building. Subject to the terms and conditions of this Section 35, Landlord hereby licenses to Tenant the exclusive right to use the Generator Pad during the Term for the installation, operation and maintenance of the Generator Equipment and for no other use or purpose whatsoever, for no separate fee or charge.
B. Installation.
Tenant shall be solely responsible for the installation of the Generator Equipment and shall, as a condition to installing and maintaining the Generator Equipment and at Tenant’s sole cost and expense, (i) submit plans and specifications depicting the size, location and manner of installation of the Generator Equipment for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and (ii) secure all necessary consents and approvals from all applicable governmental authorities to construct, operate and maintain the Generator Equipment. The Generator Equipment shall further be installed subject to and in accordance with the conditions and limitations set forth in Section 9. Tenant shall be solely responsible for the installation of the Generator Equipment, and all other support equipment, connecting lines and other equipment used in connection therewith, at Tenant’s sole expense. Said installation shall be in accordance with the aforementioned plans and specifications approved by Landlord. Tenant agrees to indemnify, defend and hold harmless Landlord from and against all losses, damages, costs and expenses arising from or relating to the installation, maintenance, repair, use and removal of the Generator Equipment. All such Generator Equipment shall be constructed and installed by Tenant in a lien-free and good and workmanlike manner, in accordance with all applicable laws, statutes, codes and ordinances, and in compliance with the requirements of the insurers of the Building.
C. Laws.
Tenant will comply with all laws, statutes, codes and ordinances, and insurance requirements relating to the operation, maintenance and repair of the Generator Equipment, including, but not limited to (i) obtaining and maintaining, or causing to be obtained and maintained, all applicable permits required for the installation, operation, maintenance and repair of the Generator Equipment, (ii) implementing a Spill Prevention Control and Countermeasures Plan (as required by federal, state, or local regulations), and (iii) maintaining and inspecting the Generator Equipment and related equipment and keeping records related thereto. Upon Landlord’s request, Tenant will allow Landlord to inspect all records relating to the installation, operation, maintenance and repair of the Generator

Equipment. Tenant will immediately report to Landlord any spill or release and any citations or notices of violation and will provide Landlord with copies thereof. Such notification will not relieve Tenant from its obligations to notify governmental agencies. Any cleanup or remediation of any spill or release or otherwise required by any governmental agency will be completed by Tenant in accordance with all applicable laws, statues, codes and ordinances. Landlord may make periodic inspections to ensure regulatory compliance and the proper operation, maintenance and repair of the Generator Equipment. Tenant shall give to Landlord notice of any notices which Tenant receives from third parties that any of the Generator Equipment is or may be in violation of any law, statute, code or ordinance. Tenant shall pay all taxes of any kind or nature whatsoever levied upon the Generator Equipment and all licensing fees, franchise taxes and other charges, expenses and other costs of any nature whatsoever relating to the construction, ownership, maintenance and operation of the Generator Equipment.
D. No Interference.
The installation and operation of the Generator Equipment shall not interfere with the safety or operation of the Complex.
E. Fuel.
Landlord shall not be required to provide any sources of power or fuel for the Generator Equipment. Except during emergency operation of the Generator Equipment, Tenant shall not fill the fuel storage tank for the Generator Equipment during normal business hours.
F. Removal.
Within sixty (60) days after expiration or termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall remove all of the Generator Equipment installed hereunder. Tenant shall pay all costs and expenses of any such removal. Tenant must document the removal of any fuel storage tank with a report prepared by a qualified consultant, evidencing either no impact to soil and groundwater or that any impacted soil or groundwater has been remediated in a manner and to a level satisfactory to Landlord in its sole discretion.
G. Casualty.
If the Generator Pad shall be damaged by fire or other casualty rendering it unusable by Tenant, the Basic Rent payable under the Lease shall not be abated.
H. Terms.
Tenant’s use of the Generator Pad shall be subject to the same terms and conditions as Tenant’s use of the interior of the Building, including, without limitation, the indemnification by Tenant set forth in Section 11B.
I. Personal.
The license and rights set forth in this Section 35 are personal to GTSI Corp., any Qualified Affiliate, any permitted subtenant of at least two (2) whole floors in the Building or any permitted assignee.
[Signatures are on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

SP HERNDON DEVELOPMENT, LP,	GTSI CORP.,
a Delaware limited partnership	a Delaware corporation

By:	By:

Title:	Title:

STATE OF _____	)
) SS:
COUNTY OF _____	)
On this  _____  day of  _____  , 2007, before me appeared  _____  , to me personally known, who being by me duly sworn, did say that (he) (she) is the  _____  of SP Herndon Development, LP, the limited partnership that executed the within and foregoing instrument and that said instrument was signed and sealed in behalf of said limited partnership by proper authority, and said  _____  acknowledged said instrument to be the free act and deed of said limited partnership.

NOTARY PUBLIC
My commission expires:

STATE OF _____	)
) SS:
COUNTY OF _____	)
On this  _____  day of  _____  , 2007, before me appeared  _____  , to me personally known, who being by me duly sworn, did say that (he) (she) is the  _____  of GTSI Corp., the corporation that executed the within and foregoing instrument and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and that the seal affixed is the corporate seal of said corporation and said  _____  acknowledged said instrument to be the free act and deed of said corporation.

NOTARY PUBLIC
My commission expires:

EXHIBIT A
PLAN OF PREMISES

A-1

EXHIBIT B
RULES AND REGULATIONS
1. Tenant shall not make any room-to-room canvas to solicit business from other tenants in the Complex and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily included within Tenant’s use of the Premises as specified in the Lease.
2. Tenant shall not make any use of the Premises which may be dangerous to person or property or which shall increase the cost of insurance or require additional insurance coverage.
3. Tenant shall not paint, display, inscribe or affix any sign, picture, advertisement, notice, lettering or direction or install any lights on any part of the outside or inside of the Complex, other than the Premises, and then not on any part of the inside of the Premises which can be seen from outside the Premises, except as approved by Landlord in writing.
4. Tenant shall not use the name of the Building or the Complex in advertising or other publicity, except as the address of its business, and shall not use pictures of the Building or the Complex in advertising or publicity. Neither Landlord nor Tenant shall issue any press release announcing the signing of the Lease which contains confidential information or financial terms without Landlord’s approval of the contents thereof.
5. Tenant shall not obstruct or place objects on or in sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Complex. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Complex corridors or from the exterior of the Complex.
6. Bicycles shall not be permitted in the Complex other than in locations designated by Landlord.
7. Tenant shall not allow any animals, other than seeing eye dogs, in the Premises or the Complex.
8. Tenant shall not disturb other tenants or make excessive noises, cause disturbances, create excessive vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit excessive sound waves or are dangerous to other tenants of the Complex or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Complex or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices outside of the Complex or the Premises.
9. Tenant shall not waste electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Complex’s heating and air conditioning, and shall refrain from attempting to adjust any controls except for the thermostats within the Premises. Tenant shall keep all doors to the Premises closed.

10. Unless Tenant installs new doors to the Premises, Landlord shall furnish two sets of keys for all doors to the Premises at the commencement of the Term. Tenant shall furnish Landlord with duplicate keys for any new or additional locks on doors installed by Tenant. When the Lease is terminated, Tenant shall deliver all keys to Landlord and will provide to Landlord the means of opening any safes, cabinets or vaults left in the Premises.
11. Except as otherwise provided in the Lease, Tenant shall not install any signal, communication, alarm or other utility or service system or equipment without the prior written consent of Landlord.
12. Tenant shall not use any draperies or other window coverings instead of or in addition to the Building standard window coverings provided by Landlord for exclusive use throughout the Complex.
13. Landlord may require that all persons who enter or leave the Complex identify themselves to watchmen, by registration or otherwise. Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Complex. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.
14. Tenant shall not overload floors; and Tenant shall obtain Landlord’s prior written approval as to size, maximum weight, routing and location of business machines, safes, and heavy objects. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.
15. In no event shall Tenant bring into the Complex inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or firearms or any other articles of an intrinsically dangerous nature.
16. Furniture, equipment and other large articles may be brought into the Complex only at the time and in the manner reasonably designated by Landlord. Tenant shall furnish Landlord with a list of furniture, equipment and other large articles which are to be removed from the Building, and Landlord may require advance notice before allowing anything to be moved in or out of the Complex. Movements of Tenant’s property into or out of the Complex and within the Complex are entirely at the risk and responsibility of Tenant.
17. No person or contractor, unless approved in advance by Landlord, shall be employed to do janitorial work, interior window washing, cleaning, decorating or similar services in the Premises.
18. Tenant shall not use the Premises for lodging, cooking (except for microwave and toaster ovens and coffee makers) or manufacturing or selling any alcoholic beverages or for any illegal purposes.
19. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

20. Tenant shall cooperate and participate in all reasonable security programs affecting the Complex.
21. Tenant shall not loiter, eat, drink, sit or lie in the lobby or other public areas in the Complex, except in designated areas. Tenant shall not go onto the roof of the Complex or any other non-public areas of the Complex (except the Premises), and Landlord reserves all rights to control the public and non-public areas of the Complex. In no event shall Tenant have access to any electrical, telephone, plumbing or other mechanical closets without Landlord’s prior written consent.
22. Tenant shall not use the freight or passenger elevators, loading docks or receiving areas of the Complex except in accordance with regulations for their use established by Landlord.
23. Tenant shall not dispose of any foreign substances in the toilets, urinals, sinks or other washroom facilities, nor shall Tenant permit such items to be used other than for their intended purposes; and Tenant shall be liable for all damage as a result of a violation of this rule.
24. Tenant shall not allow its employees to use the public areas of the Complex as smoking areas.

EXHIBIT C
WORK LETTER AGREEMENT
This Work Letter Agreement (“Work Letter Agreement”) is attached to and made an integral part of that certain Office Lease (the “Lease”) between GTSI Corp., a Delaware corporation, as “Tenant,” and SP Herndon Development, LP, a Delaware limited partnership, as “Landlord,” relating to demised premises (“Premises”) at the building commonly known as 2553 Dulles View Drive, Herndon, Virginia (the “Building”), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter Agreement, shall have the respective meanings ascribed to them in the Lease.
1. LANDLORD’S WORK. Landlord will provide, construct and install, at no cost to Tenant, the “Landlord’s Work” as set forth on Schedule 1 attached hereto. Landlord shall use reasonable efforts to substantially complete Landlord’s Work to enable the commencement of construction of Tenant’s Work (as hereinafter defined) by April 1, 2008. Within ten (10) days after notice from Landlord that Landlord’s Work is substantially complete, Tenant shall have the right to inspect the Premises and notify Landlord of punchlist items of Landlord’s Work which need to be corrected, repaired or completed. Landlord shall correct, repair or complete such punchlist items as expeditiously as possible, and in any event within thirty (30) days (subject to Section 25H of the Lease). Failure of Tenant to notify Landlord of any punchlist items within such 10-day period shall be deemed to be Tenant’s acceptance of Landlord’s Work, subject to latent defects as described in Section 4A of the Lease. If Landlord fails to substantially complete Landlord’s Work by April 1, 2008 (the “Outside Completion Date”), and such failure delays the performance of Tenant’s Work, then Base Rent first accruing under the Lease shall abate for a number of days equal to (x) two (2) multiplied by (y) the number of days in the period commencing on the day following the Outside Completion Date and expiring on the date Landlord substantially completes Landlord’s Work. Notwithstanding the foregoing, if Landlord is delayed in substantially completing Landlord’s Work due to an event of force majeure as described in Section 25H of the Lease, the Outside Completion Date shall be extended by the number of days of such force majeure delay, to a maximum of sixty (60) additional days. The remedy set forth above in this Paragraph 1 is Tenant’s sole remedy, and Landlord’s sole liability, for any delays in substantial completion of Landlord’s Work.
2. TENANT’S WORK. Landlord will cause to be constructed, at Tenant’s sole cost and expense (subject to payment from Landlord’s Contribution (as defined in Paragraph 3 below)), the leasehold improvements shown on the Final Plans (as defined in Paragraph 4 below) (“Tenant’s Work”). Tenant’s Work will be designed as described in this Work Letter Agreement. Tenant will pay all of Landlord’s costs of causing the Tenant’s Work to be designed and installed, plus 1.25% of the sum of all hard costs of Tenant’s Work for Landlord’s supervisory fee. There will be no other supervisory fee or engineering staffing fee imposed by Landlord for Tenant’s Work.

3. LANDLORD’S CONTRIBUTION; EXCESS AMOUNTS.
(a) Landlord shall make a dollar contribution in the amount of $70.00 per square foot of the Initial Rentable Area (“Landlord’s Contribution”), for application to the extent thereof to the cost of Tenant’s Work. Not less than eighty percent (80%) of Landlord’s Contribution shall be used in connection with planning and constructing of Tenant’s Work, which shall include all architectural and engineering fees, construction costs, telecommunications wiring and security installations. Tenant shall have the right to utilize up to 20% of Landlord’s Contribution for any expense of Tenant as may be associated with (a) telecommunications equipment and installation, (b) furniture, fixtures and equipment, to include exterior building signage, (c) other specialty trade fixtures and equipment as elected by Tenant for the Premises, (d) legal fees and consultant fees, (e) any moving cost of any kind and (f) a rent credit as provided below. If the cost of Tenant’s Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost. If the cost of Tenant’s Work is less than Landlord’s Contribution, Tenant may receive a credit against the Rent next coming due for such excess amount (not to exceed in any case, in the aggregate with the other costs described in clauses (a) through (e) above, 20% of Landlord’s Contribution).
(b) If Tenant desires further funds in connection with the cost of Tenant’s Work, upon Tenant’s written request prior to the Commencement Date, so long as Tenant is not then in Material Default under the Lease, Landlord shall increase Landlord’s Contribution by the amount requested in writing by Tenant (the “Additional Allowance”), up to a maximum of $5.00 per square foot of the Initial Rentable Area, which amount shall be deemed to be a loan from Landlord to Tenant on the terms and conditions hereinafter set forth. If Tenant so elects to draw the Additional Allowance, the amount of such Additional Allowance shall be amortized on a straight-line basis over the initial Term with interest on the principal balance from time to time outstanding at seven percent (7%) per annum, compounded, and shall be repaid by Tenant to Landlord in equal monthly installments at the same time as Monthly Base Rent is due under the Lease, which installments shall be deemed to be additional Rent under the Lease. Upon the early termination of the Term for any reason or upon the occurrence of a Material Default by Tenant under the Lease, at Landlord’s option exercised by written notice to Tenant, the entire unpaid principal balance of the Additional Allowance and all accrued and unpaid interest thereon shall immediately become due and payable. If Tenant elects to draw the Additional Allowance, Landlord and Tenant shall promptly execute and deliver an amendment to the Lease reflecting the draw of the Additional Allowance and the terms herein provided regarding repayment thereof. Notwithstanding anything in this subparagraph (b) to the contrary, (x) Tenant may draw the Additional Allowance only if the aggregate cost of Tenant’s Work (including change orders) exceeds the amount of Landlord’s Contribution and (y) such Additional Allowance may be used only to pay for the cost of Tenant’s Work (including change orders).
(c) Landlord shall also pay on behalf of Tenant, to Tenant’s space planner, the cost of the initial test fit of up to three (3) floors (not to exceed 12¢ per square foot of the Initial Rentable Area).

(d) If required by Landlord’s Mortgagee, payment of Landlord’s Contribution shall be made through a title insurance company escrow designated by Landlord or Landlord’s Mortgagee and paid for by Landlord. Payments to Contractor (as hereinafter defined) and payments of all other costs associated with Tenant’s Work as the Tenant’s Work shall be made as Tenant’s Work progresses, upon Landlord’s or, if applicable, the title insurance company’s, satisfactory review of architect’s certificates, lien waivers and sworn statements from Contractor and other applicable parties and, if applicable, upon the title insurance company’s willingness to issue title insurance over mechanic’s liens relating to Tenant’s Work to the date of each draw. Tenant or Contractor, as applicable, will be obligated to provide architect’s certificates, contractor’s affidavits, partial and final waivers of lien, and any additional reasonable documentation (including, without limitation, contractor indemnifications) which may be requested by Landlord, Landlord’s Mortgagee or, if applicable, such title insurance company consistent with any title insurance requirements concerning Tenant’s Work. If Landlord receives a complete and proper draw request (including the documentation set forth above) by the fifth (5th) day of a calendar month, payment of such draw will be made within forty-five (45) days thereafter. Complete and proper draw requests received after the fifth (5th) day of a calendar month will be paid within sixty (60) days thereafter. In no event, however, shall Landlord be obligated to pay more than one draw in any calendar month.
(e) If Landlord wrongfully fails to pay any portion of Landlord’s Contribution then owing to Contractor and as a result of such failure Contractor threatens to cease Tenant’s Work, then if such failure continues for ten (10) business days after notice from Tenant, Tenant may pay the amounts properly owed to Contractor. If Tenant is not then in Material Default under the Lease, Landlord shall reimburse Tenant for amounts properly paid by Tenant to Contractor pursuant to the immediately preceding sentence and, if Landlord fails to do so and such failure continues for more than ten (10) business days after notice from Tenant, then Tenant may set-off the amounts so owed by Landlord against Base Rent first coming due under the Lease.
4. CONSTRUCTION DRAWINGS. Tenant will provide Landlord with construction drawings for Tenant’s Work (“Construction Drawings”) prepared by Fox Architects. Landlord will approve or disapprove the Construction Drawings in writing within ten (10) days after receipt. Landlord will not withhold its approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with approving the Construction Drawings. Landlord’s disapproval of the Construction Drawings shall not be considered unreasonable if any of the work contemplated is likely to adversely affect Building systems, the structure of the Building, or the safety of the Building and/or its occupants; might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; would increase the cost of operating the Building; would violate any laws; contains or uses hazardous materials; would adversely affect the exterior appearance of the Building; might adversely affect another tenant’s premises; or is likely to be substantially delayed because of unavailability of materials or labor. If Landlord disapproves the Construction Drawings, Tenant will revise the Construction Drawings and submit the same to Landlord. This process shall be repeated until the Construction Drawings are approved by Landlord (the “Final Plans”). Tenant shall be responsible for obtaining a building permit for Tenant’s Work consistent with the Final Plans. Tenant represents and warrants that the Final Plans and the Tenant’s Work contemplated thereby shall be in compliance with applicable building and zoning laws, ordinances, regulations and any covenants, conditions or restrictions affecting the Building, and that the same will be in accordance with good engineering and architectural practice. Any approval by Landlord of any of the Construction Drawings shall not in any way constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, or Tenant’s Work, for any reason, purpose or condition, but such approval shall merely be the consent of Landlord, as may be required hereunder, in connection with performance of Tenant’s Work in accordance with the Final Plans.

5. CONTRACTORS.
(a) Tenant shall select one of E.E. Reed, HITT or Davis to act as the general contractor for Tenant’s Work (“Contractor”), subject to the conditions and limitations below. Tenant shall negotiate the construction contract with Contractor (the “Construction Contract”) and Landlord shall enter into such Construction Contract with Contractor, provided the Construction Contract is reasonably acceptable to Landlord, is a typical contract for leasehold improvements of a scope equal to the scope of Tenant’s Work and complies with the other terms of this Work Letter. Tenant shall be solely entitled to the benefit of any liquidated damages, delay penalties or comparable compensation from Contractor for late completion of Tenant’s Work. Tenant acknowledges that it is Landlord’s and Tenant’s intent that Landlord have no responsibility under the Construction Contract (other than payment of Landlord’s Contribution as provided above).
(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed or required by the Lease to be named as additional insureds, and their respective beneficiaries, partners, directors, officers, employees, managers, members and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Construction Contract or the performance of Tenant’s Work, including, without limitation, the cost of any repairs to the Premises or Building necessitated by activities of Contractor, bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others.
(c) Tenant acknowledges and agrees that the Construction Contract must contain the following provisions:
(i) Before commencing Tenant’s Work, Contractor shall submit the following information and items to Landlord for Landlord’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Landlord agrees to grant or withhold such approval within ten (10) days after submission of the applicable items:
a. A detailed critical path construction schedule containing the major components of Tenant’s Work and the time required for each, including the scheduled commencement date of construction of Tenant’s Work, milestone dates and the estimated date of completion of construction.
b. An itemized statement of estimated construction cost, including fees for permits and architectural and engineering fees, using information known at the time (and updating such statement as new information arises).

c. The names and addresses of the subcontractors to be engaged for Tenant’s Work. Landlord has the right to approve or disapprove all or any one or more of the proposed subcontractors, which approval shall not be unreasonably withheld, conditioned or delayed. Upon Tenant’s request at any time prior to the commencement of Tenant’s Work, Landlord will reasonably consider a list of Contractor’s proposed subcontractors. Contractor may seek Landlord’s approval of subcontractors who are not a major trade subcontractor after Contractor commences Tenant’s Work, provided no such subcontractor shall commence work until Landlord has granted its approval of such subcontractor.
d. Certified copies of insurance policies or certificates of insurance as hereinafter described.
(ii) Contractor shall use only new, first-class materials in Tenant’s Work, except where explicitly shown in the Approved Plans. All Tenant’s Work shall be done in a good and workmanlike manner. Contractor must provide a warranty of at least one year duration from the completion of Tenant’s Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of Tenant’s Work.
(iii) Contractor shall make all reasonable efforts and take all reasonable steps appropriate to assure that all construction activities undertaken do not unreasonably interfere with the operation of the Complex or with other tenants and occupants of the Complex. Contractor shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect its facilities and the facilities of others affected by Tenant’s Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Complex. If and as required by Landlord, the Premises shall be sealed off from the balance of the office space on the floor(s) containing the Premises so as to minimize the dispersement of dirt, debris and noise. Contractor shall repair and restore any damage to the Complex caused by Contractor or arising in connection with Tenant’s Work.
(iv) Contractor shall secure and maintain (and shall cause its subcontractors to secure and maintain) during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:
a. Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Contractor (and such subcontractors) from liability under the aforementioned acts.

b. Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Landlord shall lower such required limits for those subcontractors whose activities do not expose Landlord to significant liability, as determined by Landlord in its reasonable discretion. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Contractor and the subcontractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Contractor or by anyone directly or indirectly employed by any of them.
c. Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Contractor (or such subcontractor) against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Contractor (or such subcontractor), or by anyone directly or indirectly employed by any of them.
d. “All-risk” builder’s risk insurance upon the entire Tenant’s Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in Tenant’s Work and shall insure against the perils of fire and extended coverage and shall include “all risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of Tenant’s Work are stored off the site of the Building or in transit to said site are not covered under said “all risk” builder’s risk insurance, then Contractor shall effect and maintain similar property insurance on such portions of Tenant’s Work. Any loss insured under said “all risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties Landlord, Landlord’s Mortgagee and Landlord’s property manager, and their respective beneficiaries, partners, directors, officers, employees and agents. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Contractor pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given 30 days’ prior written notice of any reduction, cancellation or non renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross liability and severability of interest clause.
6. CHANGES TO FINAL PLANS. Tenant will notify Landlord of any desired revisions to the Final Plans by submitting such revisions to Landlord. If Landlord approves the revisions, Landlord will notify Tenant of the additional cost of Tenant’s Work. Tenant will approve or disapprove the increased cost within five (5) business days after Landlord notifies Tenant of the additional cost. If Tenant fails to notify Landlord of its approval or disapproval of the additional cost within the five (5) business day period, Tenant is deemed to have disapproved the additional cost. If Tenant disapproves the additional cost, Tenant is deemed to have withdrawn its proposed revisions to the Final Plans.
7. TENANT’S REPRESENTATIVE. Tenant designates Mike Solomon as Tenant’s representative to notify Landlord of any revisions to the Final Plans as described in Paragraph 6 and to provide any notices or directions to Landlord regarding Tenant’s Work. Tenant may subsequently designate a different individual as such representative.
8. COMPLETION OF TENANT’S WORK. If Tenant’s Work is not substantially completed on or before the Target Commencement Date for any reason, then the Lease shall remain in effect, Landlord shall have no liability to Tenant as a result of any delay in occupancy (except as expressly provided in Paragraph 1 above), and the Commencement Date shall continue to be determined as provided in Section 1A of the Lease, but the Rent Commencement Date and the Expiration Date shall not be affected by such delay. If Contractor is in breach or default under the Construction Contract, upon Tenant’s request, and at Tenant’s sole cost and expense and at no liability to Landlord, Landlord shall attempt to enforce the Construction Contract as directed by Tenant. Tenant acknowledges that Landlord does not guarantee that it will be successful in such enforcement. If it is the intent of the parties that by virtue of allowing Tenant to select Contractor and negotiate the Construction Contract, Tenant will bear all risk of delays in Tenant’s Work, defects in Tenant’s Work and negligence or willful misconduct of Contractor or any subcontractor.
9. EARLY ACCESS. Landlord shall grant to Tenant and Tenant’s agents a license to enter the Premises prior to the Commencement Date in order that Tenant may do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy. It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(i) Tenant shall give to Landlord not less than five (5) days’ prior written notice of its request to have such access to the Premises, which notice shall contain and/or shall be accompanied by: (A) a description of and schedule for the work to be performed by those persons and entities for whom and which such access is being requested; (B) the names and addresses of all contractors, subcontractors and material suppliers for whom and which such early access is being requested and the approximate number of individuals, itemized by trade, who will be present in the Premises; (C) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (D) copies of all plans and specifications pertaining to the work for which such access is being requested; (E) copies of all licenses and permits, if any, required in connection with the performance of the work for which such access is being requested; (F) certificates of insurance (in amounts and with insured parties satisfactory to Landlord) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with such work; and (G) assurances of the availability of funds sufficient to pay for all such work. All of the foregoing shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.
(ii) Such early access shall be subject to scheduling by Landlord.
(iii) Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord and Landlord’s agents in performing Landlord’s Work, Tenant’s Work, Landlord’s work in other premises and in common areas of the Building, or the general operation of the Building. If at any time such entry shall cause or threaten to cause such disharmony, Landlord may withdraw such license upon forty-eight (48) hours’ prior written notice to Tenant.
Any such entry into and occupation of the Premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Base Rent and Adjustment Rent and specifically including the provisions of Sections 9, 10C and 11 thereof. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein prior to the commencement of the Term, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of Tenant’s Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event the performance of the work by Tenant, its agents, employees or contractors causes extra costs to Landlord, Tenant shall reimburse Landlord for the entire extra cost.
10. MISCELLANEOUS.
(a) Unless otherwise indicated, all references in this Work Letter Agreement to a “number of days” shall mean and refer to calendar days. In all instances in this Work Letter Agreement where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at the end of such period the item shall automatically be deemed disapproved by Tenant, and any delay resulting therefrom shall constitute a Tenant Delay.

(b) Freight elevator service shall be made available to Contractor without charge during normal construction hours and at any other time that an engineer is present at the Building or is not required, in Landlord’s reasonable judgment, to be present at the Building in connection with Tenant’s use of the freight elevator. Contractor shall also be allowed to use two (2) bathrooms in the Building, as designated by Landlord, free of charge during the performance of Tenant’s Work. Contractor shall be responsible for protecting and cleaning such bathrooms and shall repair and restore any damage thereto cause by Contractor or occurring during the performance of Tenant’s Work. Tenant shall not be charged for electricity consumed by Contractor in the performance of Tenant’s Work.
(c) If the Plans for Tenant’s Work require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Premises are located, Tenant agrees to pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.
(d) Time is of the essence of this Work Letter Agreement.
(e) Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.
(f) Notices under this Work Letter Agreement shall be given in the same manner as under the Lease.
(g) The headings set forth herein are for convenience only.
(h) This Work Letter Agreement sets forth the entire agreement of Tenant and Landlord regarding Landlord’s Work and Tenant’s Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant.
(i) This Work Letter Agreement applies only to Landlord’s Work and Tenant’s Work as described herein. Subsequent alterations to the Premises are governed by Section 9 of the Lease.

SCHEDULE 1
BASE BUILDING COMPONENTS
The following is a list of base Building items that will be provided at Landlord’s expense, unless it is specified for a specific item that Tenant will pay the cost, or participate in the cost:
1.
VAV System: Landlord shall provide a typical floor main HVAC (medium pressure) loop. Landlord will provide and deliver to Tenant building standard VAV boxes (Landlord to provide VAV box specs). VAV boxes located on the perimeter will get electric reheat coils. Landlord will provide VAV boxes and DDC controls not to exceed more than one VAV box and DDC controls per 700 rentable square feet of Tenant’s premises. Tenant will be responsible for installation of the VAV boxes per Landlord approved Tenant plans and specifications. Tenants are responsible for the cost of any expansion of, or additions to, the system that are required for Tenant Improvements. The HVAC Design Specifications are as follows:

Outdoor Conditions:

Summer:	95 F DB, 78 F WB
Winter:	0 F DB
Inside Conditions:
All conditioned spaces except as listed below:

Summer:	75 F DB, 50% RH
Winter:	70 F DB
Elevator equipment rooms, telephone rooms, electrical equipment rooms and telephone closets: 60-95 F DB
Mechanical Equipment and Storage Rooms:

Summer:	No conditioning.
Winter:	60 F DB

Parking Garage:	No conditioning.
Ventilation Air:	Meets the requirements of ASHRAE 62.4 of 20 CFM per person when occupied at one person per 140 sq. ft.
2.	Landlord shall provide riser space in the closets from the NET-POP to the Premises.
3.
The base building floor slabs will be of sufficient distance apart to enable a finished ceiling height of nine (9) feet clear throughout the Premises on all typical floors with a minimum 6"-8” above ceiling grid for Tenant’s lights (except for areas with HVAC trunk lines or other reasonable obstructions) and ten (10) feet, six (6) inches on the first floor. The finished ceiling and ceiling lighting will be installed as part of Tenant’s Work.

Schedule 1 - 1

4.
Landlord shall supply and install condenser water taps located on each floor of the Premises for Tenant’s supplemental cooling units. The supplemental available cooling tonnage capacity is approximately 4.5 tons per floor. There are 2 wet columns per floor.

5.	Landlord to provide a 50 circuit panel in the typical floor electrical closet (Tenant to furnish breakers).
6.
a. Landlord to provide contact points required for Tenant to tie into the Base Building Life Safety System without the need for Base Building life safety system expansion or booster panel(s).
b. Tenant shall pay for the cost associated with the terminations and connections to the Base Building Life Safety Systems as it relates to the Tenant work.

7.
Landlord to comply with all applicable ADA, Fairfax County and State of Virginia accessibility codes as in effect on the Commencement Date for the shell and core, base building entrances, lobbies, elevators and toilet rooms.

8.
Landlord to provide conduit raceway and required infrastructure work for surveillance cameras in the lobby and at grade stairwells. Landlord to also provide equipment (card readers and cameras) to connect the infrastructure work for security badging and remote access.

9.	At Tenant’s sole cost and expense, Tenant contractors to drain down as necessary and refill the Fire Protection sprinkler system as required by the local fire marshall.
10.	Landlord to provide paint ready drywall at core and perimeter, including area above perimeter windows. Tenant will be responsible for enclosing interior columns as part of the Tenant Improvements.
11.	Landlord to deliver a smooth and level concrete floor 1/3 inch within 10-foot radius — non-cumulative.
12.
Landlord to install eight (8) watts per square foot for Tenant lighting, power and HVAC. Landlord to provide in the electrical closet an emergency lighting panel, step down transformer with disconnect switch and a fire alarm cabinet. Tenant responsible for power and lighting and electrical distribution within the Premises. If Tenant requires more than eight (8) watts per square foot, such upgrade shall be at Tenant’s cost.

13.
Landlord to provide Base Building sprinkler risers, mains, loops and branch piping with upturned heads per the Fairfax County code; but in no event shall sprinkler heads installed by Landlord be less than one (1) for each 225 square feet.

Schedule 1 - 2

14.	All toilet rooms shall be ADA compliant and shall meet the Fairfax County code requirements and all requirements of the State of Virginia as in effect on the Commencement Date.
15.
Landlord to provide floor loading capacity of 80 PSF Live Load, plus 20 PSF Dead Load for partitions (total 100 PSF), which is consistent with Class A standard in market, subject to variation to satisfy Tenant’s requirements for a minimum loading capacity.

16.
Ingress and egress to the Base Building shall be controlled by access cards or other electronic methods. Landlord shall install card access to: the base building, elevators and fire stairs. Cost of equipment and installation and cards for Tenant’s employees shall be paid by Landlord.

17.
Landlord will provide Tenant with a Life Safety System, providing alarms, strobes, detectors and lights in the common areas of the building. Additionally, Landlord will provide sprinklers with heads turned up within the common areas and Premises. Tenant will be responsible for dropping the sprinkler heads and installing the code required fire life safety system within the Premises. Life Safety system shall have adequate capacity to accommodate Tenant’s life safety equipment tie in(s).

18.	Landlord to provide building standard horizontal mini-blinds within the Premises.
19.
Landlord shall provide sleeves for cable tv or satellite to the building including sleeves to each floor. Tenant shall be responsible for service contract and cabling with the service provider. Tenant and or Service Contractor shall be responsible for extending service from the floor core area to Tenant’s space.

General Project Overview
PROJECT AMENITIES

Visitor surface parking:	Initially 123 spaces including 4 handicap van spaces

Structured parking:	Initially 1,243 spaces in a 5-level deck

Parking ratio:	Initially approximately 3.8 spaces per 1,000 rentable square feet

Off-street loading:	4 spaces per building

Landscaped courtyard

Schedule 1 - 3

GENERAL BUILDING CRITERIA

Height:	8 stories in each of two office towers

First Floor:	15,210 rentable square feet

Typical Floors 2-7:	22,321 rentable square feet

Eighth Floor:	21,411 rentable square feet

Typical Bay:	30’ x 38’

Core to exterior wall:	approximately 46’

Typical floor-to-floor height:	11’8” and 11’0” at structural drops

Typical floor-to-finished ceiling height:	9’0"

First floor-to-floor height:	14’4"

Lobby floor-to-ceiling height:	11’6"

First floor tenant ceiling height:	9’0” with option to increase height to 10’0” or more 5’ space planning module
EXTERIOR BUILDING FINISHES
Window Walls: Green tinted low-e insulated vision glass with accent bands of green reflective spandrel glass with natural anodized aluminum mullions.
Atrium: Green tinted low-e insulated vision glass at vertical glazing, laminated green tinted low-e insulated vision glass at horizontal glazing with optional frit or internal louvers to reduce solar heat gain.
Exterior Walls: Architectural precast panels in simulated light buff limestone finish with polished granite wainscot.
Arcade and Entrance: Architectural precast columns with a polished granite wainscot and accents. Polished stainless steel mullions, entry door frames and hardware.
Penthouse: Centria metal panel system with deep horizontal profiles with silver metallic coating. Top of penthouse capped with a metal communications spire.
MAIN LOBBY FINISHES
Floors: Cut stone
Walls: Millwork panel wall system with painted drywall
Ceilings: Ecophon lay-in ceiling system with polished stainless steel ornamental light fixtures
Elevator Entry: Etched stainless steel elevator doors and satin finish stainless steel frames and accessories

Schedule 1 - 4

TYPICAL FLOOR FINISHES
Restrooms: Ceramic tile floors and wet walls, polymix finish on other walls with 2’ x 2’ acoustical tile ceilings. Polished granite lavatory countertops and brushed stainless steel faucets. Painted metal overhead mounted toilet partitions.
Corridors and Lobbies: High-quality commercial carpet on floors, vinyl wall covering with wood base on walls and 2’ x 2’ acoustical tile ceilings. Core service doors to be 8’0” high solid core wood doors with steel frames. Tenant entry doors to be full height solid core wood doors and wood frames. All door accessories to be stainless steel. Landlord responsible for costs of creating common areas on any multi-tenant floor that is part of the initial Premises.
ELEVATORS
System: Four elevators of 3,500 lb. capacity and 350 f.p.m. geared traction design per building. One elevator is designed to be a passenger/service “swing” cab with 4,000 lb. rating.
Cab Finishes: Combination of polished and brushed stainless steel panels on front walls, ceilings, doors and frame. Architectural millwork with stone wainscot on side and rear walls. Floor finish to match building lobby flooring.
STRUCTURAL SYSTEMS
Framing: Long span post-tensioned concrete
Bay Sizes: 30’ x 38’ typical
Loading: 100 lbs. (80 lb. live load plus 20 lb. dead load). Additional load capacity possible within 20 feet of the building cores.
ELECTRICAL
Tenant power, lighting and HVAC: 8 watts/SF
Emergency Power: 250 kw Emergency generator in each building for life-safety systems.

Schedule 1 - 5

HVAC
Building: Self-contained on-floor condenser water cooling units connected to a two-cell rooftop cooling tower. Average 26,100 C.F.M. of cooling. Provision for additional tenant cooling tower cell.
Typical Floor: Main feeder loop installed with connections to V.A.V. boxes on typical floors (all provided by Landlord). Six VAV boxes and DDC controls are installed and 18 additional V.A.V. boxes are stacked on each floor.
COMMUNICATIONS
COX and Verizon internet/fiber optics providers are available at the Building. Verizon switching station located within 500’. WI-FI in first floor common area.
PLUMBING AND FIRE PROTECTION
The office building is fully protected with a wet pipe sprinkler system tied to an electronic monitoring system located in the Fire Command Room located adjacent to the main building lobby.
SECURITY SYSTEM
Card readers located at all building entries, the loading dock and in elevator cabs.

Schedule 1 - 6

EXHIBIT D
SUITE ACCEPTANCE AGREEMENT

PROPERTY:	2553 Dulles View Drive, Herndon, Virginia

PREMISES:	Floors

LANDLORD:	SP Herndon Development, LP

DEED OF LEASE DATED:	October _____ , 2007

TENANT:	GTSI Corp.

TENANT’S ADDRESS:

The undersigned Tenant under the deed of lease described above (the “Lease”) hereby certifies to Landlord that:
A. Tenant is the tenant under the Lease for space in the above-referenced Property demising approximately  _____  square feet of space (the “Premises”).
B. Tenant has accepted possession of the Premises pursuant to the Lease. The lease term of the Lease commenced on  _____  .. The “Rent Commencement Date” under the Lease is  _____  .. The lease term of the Lease expires on  _____  , subject to extension options. The last day for Tenant to deliver the “Initial Expansion Notice” is  _____  .. The last day for Tenant to deliver the Available Expansion Notice is  _____  .. For purposes of Section 29D of the Lease, the third anniversary of the Rent Commencement Date is  _____  .. For purposes of Section 31A of the Lease, the last day of the fifth Lease Year is  _____  and the last day of the seventh Lease Year is  _____  .. Tenant’s notice exercising the First Extension Option must be given not later than  _____  and Tenant’s notice exercising the Second Extension Option must be given not later than  _____  .. Tenant has the right to extend the Lease for two (2) five (5) year period(s).
C. All improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant in all respects.
D. The Lease has not been assigned, sublet, modified, supplemented or amended in any way. The Lease constitutes the entire agreement between the parties and there are no other agreements between Landlord and Tenant concerning the Premises. Tenant is not entitled to receive any concession or benefit (rental or otherwise) or other similar compensation in connection with renting the Premises other than as set forth in the Lease.

D-1

1. The Lease is valid and in full force and effect and, to the best of Tenant’s knowledge, neither Landlord nor Tenant is in default thereunder. Tenant currently has no defense, setoff or counterclaim against Landlord arising out of the Lease or in any way relating thereto, or arising out any other transaction between Tenant and Landlord, and no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

TENANT:

GTSI CORP., a Delaware corporation

By:

Its:

D-2

EXHIBIT E
FORM OF LETTER OF CREDIT
IRREVOCABLE LETTER OF CREDIT
 _____  , 200  _____
[Name of Landlord]

Re: IRREVOCABLE LETTER OF CREDIT

Tenant’s Name: Property Address:
Dear [Landlord]:
We hereby issue our irrevocable standby letter of credit no.  _____  in favor of  _____  (“Beneficiary”) to draw on [name and address of Bank] at [location in Washington, D.C. metropolitan area] for the account of [name of Tenant] up to an aggregate amount of  _____  ($  _____  ), available by your drafts at sight.
All drafts so drawn must be marked “drawn under Letter of Credit of [name of Bank], No.  _____  , dated  _____  , 20_.”
We engage with you and/or your transferees that all drafts drawn and negotiated under and in compliance and conformity with the terms of this Letter of Credit will be duly accepted and honored by us upon presentation at this office on or before the close of business on [acceptable expiration date—at least one year] (after which time this Letter of Credit will be null and void) and will be honored on the next Banking Day (as hereinafter defined) after received if presented at this office prior to 12:00 Noon. All drafts presented at this office after 12:00 Noon will be honored on the second Banking Day. For the purposes hereof, “Banking Day” means a day of the year on which banks in Washington, D.C. are not required or authorized, by applicable law, to close.
It is a condition of this Letter of Credit that it is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by Beneficiary or any transferee of Beneficiary hereunder to a successor transferee(s). Transfer under this Letter of Credit to such transferee shall be effected upon presentation to us of the original letter of credit and any amendments hereto, accompanied by our transfer form, appropriately completed, along with our fee.

E-1

It is a condition of this letter of credit that it shall be automatically extended without amendment for one year from the expiry date hereof or any future expiry date unless at least sixty (60) days prior to such expiry date we notify Beneficiary by certified mail, return receipt requested, or overnight courier that we elect not to renew this letter of credit for such additional period.
Except as otherwise expressly stated hereinabove, this Letter of Credit is issued subject to the International Standby Practices 1998 Publication 590.

Sincerely yours,

By:

Its:

By:

Secretary

E-2

EXHIBIT F
LOCATION OF TENANT’S PARKING SPACES

F-1

F-2

EXHIBIT G
LOCATION OF GENERATOR PAD

HORSE PEN ROAD - RTE. 605
BUILDING II
8 STORY OFFICE BLDG
LEVEL 1 F.F. = 100'-0" (CIVIL EL = 301.5)
PHASE 2
GTSI
Generator
Pad
BUILDING I
8 STORY OFFICE BLDG
LEVEL 1 F.F. = 100'-0" (CIVIL EL = 301.5)
PHASE 1
5 LEVEL PARKING STRUCTURE
LEVEL 1 F.F. = 98'-6" (CIVIL = 300.0)
SURFACE PARKING SUMMARY
SURFACE TOTAL
1
ARCHITECTURAL SITE PLAN

SP HERNDON DEVELOPMENT, LP

DULLES VIEW

OFFICE BUILDING II

NORITAKE associates

ARCHITECTURAL SITE PLAN

A

001

G-1

EXHIBIT H
LOCATION OF CONFERENCE ROOM

H-1